EXHIBIT 99.11
FINANCIAL REPORTING RESPONSIBILITY

Ken Kember, Senior Vice-President and Chief Financial Officer
The consolidated financial statements contained in this Annual Report have been prepared by management in accordance with Canadian generally accepted accounting principles appropriate in the circumstances. The integrity and objectivity of the data in these consolidated financial statements are management’s responsibility. It is necessary for management to make assumptions and estimates based on information available as at the date of the financial statements. Areas where management has made significant estimates and assumptions include the allowance for losses on loans, loan commitments and guarantees, review for impairment of equipment available for lease and estimate of its useful life, the estimate for recoverable portion of claims paid, the allowance for claims on insurance, financial instruments measured at fair value, the determination of the primary beneficiary of variable interest entities and employee future benefits. Management is also responsible for all other information in the Annual Report and for ensuring that this information is consistent, where appropriate, with the information and data contained in the consolidated financial statements.
        In support of its responsibility, management maintains financial, management control and information systems and management practices to provide reasonable assurance that the financial information is reliable, that the assets are safeguarded and that the operations are carried out effectively. We have an internal audit department whose functions include reviewing internal controls and their application on an ongoing basis.
        The Board of Directors is responsible for the management of our business and activities. In particular, it is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control and exercises this responsibility through the Audit Committee of the Board, which is composed of Directors who are not employees of EDC. The Audit Committee meets with management, the internal auditors and the Auditor General of Canada on a regular basis.
        Contracts which, in our opinion, involve risks in excess of that which we would normally undertake, may be entered into under the authority of the Minister of International Trade and the Minister of Finance where the Minister of International Trade considers them to be in the national interest. Funds required for such contracts are paid to EDC by the Minister of Finance out of the Consolidated Revenue Fund, and funds recovered are remitted to the Consolidated Revenue Fund, net of amounts withheld to cover related administrative expenses. These transactions, which are known as Canada Account transactions, are shown in Note 36 to our consolidated financial statements, and the responsibility of the Board of Directors for these transactions is limited to the management of the administration thereof by EDC.
        The Auditor General of Canada conducts an independent audit, in accordance with Canadian generally accepted auditing standards, and expresses her opinion on the consolidated financial statements. Her report is presented on the following page.

Stephen Poloz	Ken Kember
President and Chief Executive Officer	Senior Vice-President and Chief Financial Officer

March 1, 2011
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INDEPENDENT AUDITOR’S REPORT
TO THE MINISTER OF INTERNATIONAL TRADE
REPORT ON THE CONSOLIDATED
FINANCIAL STATEMENTS
I have audited the accompanying consolidated financial statements of Export Development Canada and its subsidiary, which comprise the consolidated balance sheet as at 31 December 2010, and the consolidated statement of income, consolidated statement of comprehensive income, consolidated statement of changes in shareholder’s equity and consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.
MANAGEMENT’S RESPONSIBILITY FOR THE
CONSOLIDATED FINANCIAL STATEMENTS
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
AUDITOR’S RESPONSIBILITY
My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
          An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal    control.   An    audit    also   includes   evaluating   the
appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

          I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.
OPINION
In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Export Development Canada and its subsidiary as at 31 December 2010, and the results of their operations and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.
REPORT ON OTHER LEGAL AND
REGULATORY REQUIREMENTS
As required by the Financial Administration Act, I report that, in my opinion, Canadian generally accepted accounting principles have been applied on a basis consistent with that of the preceding year.
          Further, in my opinion, the transactions of Export Development Canada and of its wholly owned subsidiary that have come to my notice during my audit of the consolidated financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Export Development Act and regulations, the by-laws of Export Development Canada and the charter and by-laws of its wholly owned subsidiary, and the directive issued pursuant to Section 89 of the Financial Administration Act.
Sheila Fraser, FCA
Auditor General of Canada
March 1, 2011
Ottawa, Canada

EDC ANNUAL REPORT 2010                    87

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEET

as at December 31
(in millions of Canadian dollars)	2010	2009

Assets
Cash and Investments
Cash	124	52
Marketable securities: (Note 3)
Held-for-trading	2,383	4,629
Available-for-sale	1,327	751

	3,834	5,432

Financing and Leasing Assets
Loans receivable (Notes 4 and 5)	26,415	26,267
Allowance for losses on loans (Note 6)	(1,566)	(1,948)
Equity financing designated as held-for-trading (Note 7)	316	196
Net investment in capital leases (Note 8)	99	113
Equipment available for lease (Note 9)	171	315
Accrued interest and fees	167	180

	25,602	25,123

Other
Recoverable insurance claims (Note 10)	92	93
Reinsurers’ share of allowance for claims (Note 16)	109	159
Derivative instruments (Note 14)	2,010	1,909
Property, plant and equipment (Note 11)	33	17
Intangible assets (Note 12)	42	41
Other assets	150	124

	2,436	2,343

Total Assets	$31,872	$32,898

Liabilities and Shareholder’s Equity
Loans Payable (Note 13)
Designated as held-for-trading	20,465	22,139
Other financial liabilities	2,020	2,296

	22,485	24,435

Other Liabilities and Deferred Revenue
Accounts payable and other credits	168	147
Deferred insurance premiums	71	73
Derivative instruments (Note 14)	200	222
Allowance for losses on loan commitments and guarantees (Note 6)	278	713
Allowance for claims on insurance (Note 16)	569	720

	1,286	1,875

Financing Commitments and Contingent Liabilities (Notes 17 and 18)
Shareholder’s Equity
Share capital (Note 20)	1,333	1,333
Retained earnings	6,848	5,317
Accumulated other comprehensive loss	(80)	(62)

	8,101	6,588

Total Liabilities and Shareholder’s Equity	$31,872	$32,898

The accompanying notes are an integral part of these consolidated financial statements.
Approved by the Board of Directors

John Rooney	Stephen Poloz

Director	Director

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CONSOLIDATED STATEMENT OF INCOME

for the year ended December 31
(in millions of Canadian dollars)	2010	2009

Financing and investment revenue
Loan (Note 27)	1,006	1,321
Capital lease (Note 8)	8	9
Operating lease (Note 9)	32	32
Debt relief (Note 35)	25	49
Investment (Note 28)	48	41

	1,119	1,452

Interest expense (Note 29)	147	381
Leasing and financing related expenses (Note 30)	59	68

Net Financing and Investment Income	913	1,003
Loan Guarantee Fees	33	24
Insurance Premiums and Guarantee Fees (Note 19)	210	197
Other Expenses (Note 33)	(3)	(73)

	1,153	1,151

Provision for (Reversal of) Credit Losses (Note 31)	(658)	431
Claims-Related Expenses (Note 32)	1	216
Administrative Expenses	279	246

Net Income	$1,531	$258

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the year ended December 31
(in millions of Canadian dollars)	2010	2009

Net Income	1,531	258

Other Comprehensive Loss
Net unrealized losses on available-for-sale marketable securities	(10)	(117)
Reclassification of gains on available-for-sale marketable securities to income	(8)	(1)

Other comprehensive loss	(18)	(118)

Comprehensive Income	$1,513	$140

The accompanying notes are an integral part of these consolidated financial statements.

EDC ANNUAL REPORT 2010	89

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDER’S EQUITY

for the year ended December 31
(in millions of Canadian dollars)	2010	2009

Share Capital (Note 20)	1,333	1,333

Retained Earnings
Balance beginning of year	5,317	5,077
Transitional adjustment on application of EIC-173	–	(18)
Net income	1,531	258

Balance end of year	6,848	5,317

Accumulated Other Comprehensive Income (Loss)
Balance beginning of year	(62)	56
Other comprehensive loss	(18)	(118)

Balance end of year	(80)	(62)

Retained earnings and accumulated other comprehensive loss	6,768	5,255

Total Shareholder’s Equity at End of Year	$8,101	$6,588

The accompanying notes are an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENT OF CASH FLOWS

for the year ended December 31
(in millions of Canadian dollars)	2010	2009

Cash Flows from (used in) Operating Activities
Net income	1,531	258
Adjustments to determine net cash from (used in) operating activities
Provision for (reversal of) credit losses	(658)	431
Actuarial (decrease)/increase in the allowance for claims	(84)	34
Depreciation and amortization	53	51
Changes in operating assets and liabilities
Increase in accrued interest and fees receivable	(95)	(39)
Change in fair value of marketable securities	(24)	1
Change in fair value of loans payable	(205)	(166)
Change in derivative instruments receivable	(271)	(392)
Change in derivative instruments payable	665	520
Other	199	(280)

Net cash from operating activities	1,111	418

Cash Flows from (used in) Investing Activities
Loan disbursements	(10,095)	(10,555)
Loan repayments	8,537	10,463
Equity financing disbursements	(117)	(74)
Equity financing receipts	10	12
Capital lease repayments	9	9
Purchases of held-for-trading marketable securities	(43,384)	(71,847)
Sales/maturities of held-for-trading marketable securities	45,562	70,158
Purchases of available-for-sale marketable securities	(1,067)	(454)
Sales/maturities of available-for-sale marketable securities	465	73

Net cash used in investing activities	(80)	(2,215)

Cash Flows from (used in) Financing Activities
Issues of long-term loans payable – held-for-trading	4,822	7,053
Repayment of long-term loans payable – held-for-trading	(5,790)	(3,216)
Issue of long-term loans payable – other financial liabilities	–	1,142
Repayment of long-term loans payable – other financial liabilities	(163)	–
Issue of short-term loans payable – held-for-trading	12,821	8,002
Repayment of short-term loans payable – held-for-trading	(12,650)	(11,378)
Change in derivative instruments receivable	120	(19)
Change in derivative instruments payable	(111)	(257)
Issue of share capital	–	350

Net cash from (used in) financing activities	(951)	1,677

Effect of exchange rate changes on cash	(8)	(16)

Net increase (decrease) in cash	72	(136)

Cash
Beginning of year	52	188

End of year	$124	$52

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$150	$471

The accompanying notes are an integral part of these consolidated financial statements.

EDC ANNUAL REPORT 2010	91

CONSOLIDATED FINANCIAL STATEMENTS
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Corporate Mandate

Export Development Canada (the “Corporation” or “EDC”) was established on October 1, 1969 by the Export Development Act (the “Act”), a statute of the Parliament of Canada. The Budget Implementation Act, 2009 temporarily expanded EDC’s mandate, for a two-year period ending March 11, 2011, to include domestic powers. In response to EDC’s legislative review, the government’s 2010 Jobs and Economic Growth Act amended the Act, effective July 12, 2010, as follows: (1) to provide authority to establish offices outside Canada with the approval of the Minister for International Trade (the “Minister”) and the Minister of Foreign Affairs; (2) to provide clarification of EDC’s authority with respect to asset management to specifically include the management of portfolio risks; and (3) to clarify the powers under Section 23, of the Act (Canada Account transactions), to include the forgiveness of any debts and obligations. A further amendment decreasing the number of directors on EDC’s Board of Directors from 15 to 13 will come into effect at a date to be fixed by Order in Council. The Corporation is named in Part I of Schedule III to the Financial Administration Act (the “FA Act”) and is accountable for its affairs to Parliament through the Minister.
In September 2008, EDC, together with other federal Crown corporations, was given a directive (PC 2008-1598) pursuant to Section 89 of the FA Act, entitled Order giving a direction to parent Crown corporations involved in commercial lending to give due consideration to the personal integrity of those they lend to or provide benefits to, in accordance with the Federal Government’s policy to improve the accountability and integrity of federal institutions. The Corporation has, since, implemented the Directive and the President and Chief Executive Officer of EDC has notified the Minister in accordance with Subsection 89(6) of the FA Act.
We incorporated Exinvest Inc. as a wholly-owned subsidiary (the Subsidiary) under the Canada Business Corporations Act in 1995.
Our earnings and those of our Subsidiary are not subject to the requirements of the Income Tax Act.
We are subject to a limit imposed by the Act on our contingent liability arrangements. The Act specifies that the limit applies to the principal amount owing under all outstanding arrangements which have the effect of providing, to any person, any insurance, reinsurance, indemnity or guarantee. This limit shall at no time exceed the greater of an amount equal to 10 times our authorized capital, and $45.0 billion which amount may be varied in an Appropriation Act. At the end of December 2010, the amount of these contingent liabilities was $25.8 billion (2009 – $26.0 billion).
We are for all purposes an agent of Her Majesty in right of Canada. As a result, all obligations under debt instruments we issue are obligations of Canada. The Act allows us to borrow and have outstanding borrowings up to a maximum of 15 times the aggregate of (a) our current paid-in capital and (b) our retained earnings determined in accordance with the previous year’s audited financial statements. The maximum applicable to December 31, 2010 is $99.8 billion (2009 – $96.2 billion), against which borrowings amounted to $22.5 billion (2009 – $24.4 billion).
Note 2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION
Our consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The significant accounting policies used in the preparation of these consolidated financial statements are summarized on the following pages and conform in all material respects to Canadian GAAP.
BASIS OF CONSOLIDATION
Our consolidated financial statements include the assets, liabilities, results of operations and cash flows of our wholly-owned subsidiary and variable interest entities (VIEs) for which we are determined to be the primary beneficiary, as described in Note 26. Intercompany transactions and balances have been eliminated.

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USE OF ESTIMATES AND ASSUMPTIONS
To prepare our financial statements in accordance with Canadian GAAP, it is necessary for management to make assumptions and estimates based on information available as at the date of the financial statements. Areas where management has made significant estimates and assumptions include the allowance for losses on loans, loan commitments and guarantees (Note 6), review for impairment of equipment available for lease and estimate of its useful life (Note 9), the estimate for recoverable portion of claims paid (Note 10), the allowance for claims on insurance (Note 16), financial instruments measured at fair value (Note 24), the determination of the primary beneficiary of variable interest entities (Note 26), and employee future benefits (Note 34).
Management determines the allowances using various assumptions, based on its assessment of the impact of recent events and changes in economic conditions and trends. These assumptions include probability of default, loss severity in the event of default and various formulas based on credit quality of counterparties. The allowance estimates are reviewed periodically during the course of the year as required and in detail as at the date of the financial statements. Actual losses on loans and liabilities for contingencies incurred may vary significantly from management’s estimates. The uncertainty in the estimation process arises, in part, from the use of historical data to identify and quantify credit deterioration. While historical data may be the most reliable basis available to calculate these amounts, economic events may occur in the near term that render previous assumptions invalid and cause a material change to management’s estimates.
Fair values of our financial instruments are determined, where available, using quoted prices in active markets for identical assets or liabilities. Where these are not available, we use various valuation techniques. These techniques involve the use of market based assumptions and other estimates to determine an instrument’s fair value. The valuation processes use market assumptions available at a point in time, however the amounts paid or received on an actual transaction may differ significantly from these estimates, the impact of which would be recorded in future periods. See Note 24 for further detail on the valuation techniques utilized.
MARKETABLE SECURITIES
We hold marketable securities for liquidity purposes. The size and nature of our marketable securities portfolio is governed by Board approved policies. Our marketable securities are held with creditworthy counterparties that must have a minimum credit rating from an external credit rating agency of A for transactions of less than three years, and a minimum external credit rating of AA- for transactions greater than three years.
Marketable securities are divided into two portfolios, the available-for-sale portfolio and the held-for-trading portfolio, to reflect management’s intent with respect to these securities. We measure the performance of both portfolios on a fair value basis and compare to an appropriate benchmark. Purchases and sales of these investments are recorded on the trade date and the transaction costs are expensed as incurred.
Debt securities which we have purchased principally for the purpose of selling in the near-term are classified as held-for-trading and accounted for at fair value. Realized and unrealized gains and losses on the short-term securities are included in investment revenue while gains and losses on the long-term securities are included in other expenses. Interest revenue is recorded in investment revenue.
Debt securities which we have purchased without the intention of selling in the near-term, but may be sold in response to changes in liquidity needs, interest rates, credit risk or to rebalance the portfolio to better match its benchmark index are classified as available-for-sale and accounted for at fair value. Interest income is calculated using the effective interest method and is recorded in investment revenue. Unrealized gains and losses due to the change in value of available-for-sale securities are recorded in other comprehensive loss and realized gains or losses are recorded in other expenses. In the case of a significant and other than temporary decline in the fair value of an available-for-sale security, the cumulative loss that had been recorded in other comprehensive loss is removed from accumulated other comprehensive loss and recorded in other expenses even though the financial instrument has not been derecognized.
LOANS RECEIVABLE
Loans receivable are recorded at fair value upon initial recognition and are subsequently carried at amortized cost using the effective interest method. The effective interest method uses the rate inherent in a financial instrument that discounts the estimated future cash flows over the expected life of the financial instrument so as to recognize interest on a constant yield basis. Loans receivable are stated net of non-accrued capitalized interest and deferred loan revenue. Loan revenue is recorded on an accrual basis except for impaired loans as further described on the following page. While it is generally our intention to hold performing loan assets until maturity, in some cases the loans are sold prior to maturity for risk mitigation purposes. Gains and losses on the sale of performing loans and gains on the sale of impaired loans are included in other expenses. Losses on sales of impaired loans are reported in the provision for credit losses.

EDC ANNUAL REPORT 2010	93

CONSOLIDATED FINANCIAL STATEMENTS
NON-ACCRUED CAPITALIZED INTEREST
Non-accrued capitalized interest represents interest and fees that have been capitalized as principal through the rescheduling or restructuring of an impaired loan. In addition, interest payments received on loans classified as impaired are also recorded as non-accrued capitalized interest.
IMPAIRED LOANS
Loans are classified as impaired when, in the opinion of management, either of the following criteria are met:
▶	there has been a deterioration in credit quality to the extent that there is no longer reasonable assurance of the timely collection of the full amount of principal and interest; or

▶	for commercial loans, when there are payments contractually past due of 90 days or more, unless the loan is fully secured or collection efforts are reasonably expected to result in repayment of debt.
When a loan is classified as impaired, the accrual of interest ceases, and any previously accrued but unpaid interest is reversed against loan revenue. Any payments received on a loan that has been classified as impaired are credited to the carrying value of the loan including interest payments which are recorded as non-accrued capitalized interest.
No portion of cash received on a loan subsequent to its classification as impaired is recorded as loan revenue until such time as the loan is restored to performing status or the carrying value of the loan is determined to be unreasonably low compared to its net realizable value which is calculated using the estimated discounted future cash flows. Cash received on an impaired loan with a carrying value of zero is recorded as income. When either of these specific criteria for revenue recognition on impaired loans is met, the income is recorded in impaired revenue and is part of total loan revenue.
Loans are restored to performing status when it is determined that there is reasonable assurance of full and timely collection of principal and interest. Rescheduled loans are considered performing unless they meet the criteria of impaired loans. When we restore an impaired loan to an accrual basis, any non-accrued capitalized interest as a result of cash payments received is recognized in income immediately and any remaining non-accrued capitalized interest is recognized over the remaining term of the loan using the effective interest method.
ALLOWANCE FOR LOSSES ON LOANS, LOAN COMMITMENTS AND GUARANTEES
The allowance for losses on loans, loan commitments and guarantees represents management’s best estimate of incurred credit losses. The allowance is based on a review of all loans, loan guarantees and commitments that have been individually or collectively assessed for impairment and includes both general and specific allowances.
Loans are written off when all collection methods have been exhausted and no further prospect of recovery is likely. Write-offs on impaired loans are charged against the specific allowance.
The general allowances for performing loans and specific allowances for impaired loans are shown as a reduction to financing and leasing assets on the balance sheet. General and specific allowances for loan commitments and guarantees are shown as a liability on the balance sheet.
GENERAL ALLOWANCE
In 2010 we conducted a review of certain aspects of our loan allowance calculation, which resulted in modifications to the methodology. The change in methodology represents a change in estimate of the amount of losses on loans, loan commitments and guarantees. Prior periods have not been restated.
The key change to our allowance methodology was a refinement to our assumptions as they pertain to the treatment of loan and guarantee commitments. A more granular analysis surrounding the stages of a loan or guarantee commitment was done to assess the existence of incurred losses at each stage. As a result, early stage commitments (including letters of offer) were removed from the calculation and the loss emergence period for the remaining stages was reduced.
Performing loans, loan guarantees and commitments are assessed collectively for impairment. The assessment is based on events that have occurred as of the reporting date and include factors such as business cycle trends and the fair value of collateral. A general allowance is established for losses which we estimate to have occurred, but have not yet been individually identified within our portfolio. It is comprised of the base allowance, calculated using counterparty credit ratings, factored exposure, loss severity and probability of default factors; and a concentration overlay. The general allowance may also include market overlays.

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For the base allowance we group our commercial performing loans, loan commitments and guarantees by industry of risk and then by secured and unsecured exposures. Sovereign exposures are classified into one portfolio. We assign credit ratings to our commercial and sovereign obligors using a system of fifteen credit ratings (AA to Watchlist) which are consistent with ratings used by our credit risk management policies. For secured portfolios, the exposure for each obligor is reduced by the fair value of collateral adjusted for estimated repossession costs. Based on these exposures we determine the appropriate base allowance. Loss severity is determined based on historical loan loss rates and by management estimates for each of our exposure categories and default rates are based on a weighted average of Moody’s and Standard & Poor’s default tables.
We have a number of significant single name counterparty concentrations. A counterparty concentration allowance is established for counterparties whose exposure is deemed by management to represent an increased amount of risk due to significance of the exposure. This allowance is applied to counterparties whose exposure exceeds 10% of our shareholder’s equity determined in accordance with the previous year’s audited financial statements.
We determine the general allowance using various assumptions based upon current counterparty credit ratings. We also assess the extent to which these ratings do not reflect recent economic events that may result in credit deterioration. In these cases we will estimate the potential impact on our allowances and apply market overlays to specific industries or other exposure categories that we deem appropriate.
SPECIFIC ALLOWANCES
Specific allowances are established on an individual loan basis to recognize impairment losses. If there is objective evidence that an impairment loss has occurred on an individual loan, the principal portion of the carrying amount of the loan is reduced through the use of a specific allowance. The specific allowance is the difference between the carrying value of the loan and the present value of the estimated future cash flows discounted at the loan’s original effective interest rate. The calculation of the estimated future cash flows takes into account the fair value of any collateral held on secured loans. The amount of initial impairment and any subsequent changes due to the re-evaluation of estimated future cash flows are recognized in the income statement as part of the provision for credit losses.
EQUITY FINANCING
Equity financing investments are comprised of direct investments that we have made in private and public companies and investments in private equity funds. They are designated as held-for-trading financial instruments and are measured at fair value. The fair values of these investments are reliably determinable. Realized and unrealized gains or losses are recorded in other expenses and transaction costs are expensed as incurred. Purchases and sales of these investments are recorded on a trade-date basis.
FORECLOSED ASSETS
Assets that are returned to us1 because of default under loan agreements are classified as held-for-use or held-for-sale according to management’s intention. Those classified as held-for-use are initially recorded at fair value and included in equipment available for lease or reclassified as capital leases. Those classified as held-for-sale are initially recorded at fair value less costs to sell and included in other assets. Any initial write-downs are reported in the provision for credit losses and any gains are recorded in other expenses. We generally determine fair value based on market prices obtained from an independent appraiser along with current market data and other information available to us.
EQUIPMENT AVAILABLE FOR LEASE
Equipment available for lease consists of aircraft that were returned to us because of default under the related obligors’ loan agreements. While we do not in the ordinary course of business act as a lessor, from time to time we may engage in leasing activities for asset management purposes to maximize recoveries on returned aircraft and minimize potential losses.
Returned aircraft are initially recorded at fair value and then subsequently recorded net of any impairment losses. Depreciation is calculated on a straight-line basis over the remaining useful life of the aircraft after consideration of any residual value. The maximum remaining useful life is seven years. Depreciation as well as insurance and other costs related to the equipment available for lease are included in leasing and financing related expenses. Lease set-up costs are recorded in other assets and are deferred and amortized over a period equalling the term of the specific lease. Operating lease revenue is recognized on a straight-line basis over the terms of the underlying leases.

[1]	All aircraft returned to us for which the equity interest in the leveraged lease structure has been foreclosed have been registered with a number of trusts, of which we are the sole beneficiary.

EDC ANNUAL REPORT 2010	95

CONSOLIDATED FINANCIAL STATEMENTS
A review for impairment of equipment available for lease is performed semi-annually or when events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying amount is not recoverable when it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the aircraft. Current lease rentals, as well as market information on projected future rentals and fair values, form the basis of this calculation. An impairment loss is recognized when the carrying amount of the asset is not recoverable and exceeds the fair value of the asset. We determine fair value by considering market data and other information available to us. The amount of the impairment loss is calculated as the difference between the carrying amount of the asset and its fair value and is included in other expenses.
CAPITAL LEASES
Capital leases relate to aircraft that were returned to us due to default under the related obligor’s loan agreements and were subsequently placed back with the obligor under long-term, direct-financing leases. Direct-financing leases are recorded on the balance sheet at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Residual values are based on independent appraisals and are reviewed periodically. An allowance for impairment is calculated consistent with the methodology used for our secured loan portfolio which is described on the previous page.
Capital lease revenue is recognized in a manner that produces a constant rate of return on the investment in the lease.
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are carried at cost less accumulated depreciation and accumulated impairment losses. Depreciation is charged on a straight-line basis over the estimated useful lives of the assets or the term of the relevant lease. The estimated useful lives and depreciation methods are reviewed at the end of each year, with the effect of any changes in estimate being accounted for on a prospective basis. The useful life used in the calculation of depreciation is five years for furniture and equipment and three years for computer hardware. Leasehold improvements are depreciated over the shorter of the term of the respective lease or the useful economic life of the leasehold improvement. Depreciation is recorded in administrative expenses.
The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sale proceeds and the carrying amount of the asset, and is recognized in other expenses.
INTANGIBLE ASSETS
Intangible assets represent internally generated software and computer software. They are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is charged on a straight-line basis over the estimated useful lives of the intangible assets. The estimated useful lives and amortization methods are reviewed at the end of each year, with the effect of any changes in estimate being accounted for on a prospective basis. The useful life used in the calculation of amortization for internally developed software and computer software is five years. Amortization is recorded in administrative expenses.
INSURANCE PREMIUMS
Premiums for credit insurance are recognized in income when underlying sales are declared by the policyholders. Premiums on other insurance policies are deferred and recognized in income over the term of the policy on a straight-line basis.
RECOVERABLE INSURANCE CLAIMS
Recoverable insurance claims represent the portion of insurance claims paid that are expected to be recovered. Recoverable insurance claims are reviewed and adjusted on a monthly basis with any subsequent net gains or losses on recovery credited or charged to claims-related expenses.
ALLOWANCE FOR CLAIMS ON INSURANCE
The allowance for claims on insurance represents our estimate of future claims under the terms and conditions of our insurance policies. Included in the allowance are amounts for reported claims, incurred but not reported claims, and management’s best estimate of the net present value of net future claims under existing policies. The allowance is based on an actuarial valuation of the insurance policy and claim liabilities. The actuarial valuation uses simulation techniques and is based on assumptions (severity of loss, loss development, frequency of claim, and discount rates used) relevant to the insurance programs which are derived from our own experience. The valuation process conforms to the recommendations of the Canadian Institute of Actuaries. Any adjustments are reflected in claims-related expenses in the period in which they become known. Future developments may result in claims which are materially different than the allowance provided.

96	DOING BUSINESS WHERE BUSINESS GETS DONE

REINSURANCE
In the ordinary course of business, we assume and cede reinsurance with other insurance companies. We cede reinsurance to mitigate our risk. The ceding arrangements provide greater diversification of the business and minimize the net loss potential arising from large risks. Ceded reinsurance contracts do not relieve us of our obligations to the insured but they do provide for the recovery of claims arising from the liabilities ceded. We also assume reinsurance and thereby take on risk. Reinsurance premiums, unearned premiums ceded to reinsurers and recoveries and estimates of recoveries on claims are recorded in the same manner as if the reinsurance were considered direct business. Amounts recoverable from the reinsurers are estimated in a manner consistent with the claims liability associated with the reinsured policy.
DEFERRED REVENUE
Deferred loan revenue, which consists of exposure, administration, and other upfront loan fees, is included in loans receivable and amortized as a yield increment over the term of the related loan. Guarantee fee revenue and certain insurance premium revenue are recognized as deferred revenue and are amortized over the term of the related guarantee or insurance policy.
DERIVATIVE FINANCIAL INSTRUMENTS
Derivative financial instruments (derivatives) are financial contracts that derive their value from underlying changes in interest rates, foreign exchange rates, equities, credit spreads or other financial measures. Derivatives that we currently use include interest rate swaps, cross currency interest rate swaps, foreign exchange swaps, foreign exchange forwards, non-deliverable forwards, non-deliverable foreign exchange swaps and credit derivatives.
We use derivatives to manage interest rate risk, foreign exchange risk, and credit risk. These derivatives are only contracted with creditworthy counterparties in accordance with policies established in the Risk Management Office and approved by our Board of Directors.
We do not apply hedge accounting to our derivatives. Derivatives are accounted for at fair value and are recognized on the balance sheet upon the trade date and are removed from the balance sheet when they expire or are terminated. Derivatives with a positive fair value are reported as derivative instruments within assets, while derivatives with a negative fair value are reported as derivative instruments within liabilities. Realized and unrealized gains or losses due to a change in fair value of derivatives associated with long-term loans payable are recorded in other expenses, while the gains and losses on derivatives associated with our marketable securities and our short-term debt are recorded in investment revenue or interest expense as appropriate. Realized and unrealized gains and losses due to changes in fair value of credit default swaps are included in other expenses.
We also hold a portfolio of derivatives which we use to manage the foreign exchange risk associated with our operations being largely denominated in U.S. dollars. All income and expenses associated with this portfolio are included in interest expense, while realized and unrealized gains and losses are recorded in other expenses.
Long-term currency swaps are considered part of the financing cash flows on the consolidated statement of cash flows because these swaps are used to manage our funding. We often issue debt in currencies which offer a more advantageous cost. We then use currency swaps to bring those funds into the currency required to disburse on our loans. All other swaps are included in operating cash flows as they are used to alter the interest rate risk profile of the portfolio.
LOANS PAYABLE
We have designated the majority of our debt, including the structured debt, as held-for-trading and account for this debt at fair value in order to obtain the same accounting treatment as the related derivatives. In general, these derivatives are transacted to manage interest and foreign exchange rate risk on the related debt. Coupon interest and any changes in fair value on our commercial paper are recorded in interest expense. For our long-term debt, contractual interest is recorded on an accrual basis in interest expense and realized and unrealized gains and losses are recorded in other expenses.
Our fixed rate bonds which do not have derivatives associated with them are classified as other financial liabilities and are carried at amortized cost using the effective interest rate method with interest recorded in interest expense.
Transaction costs related to our loans payable are expensed as incurred.

EDC ANNUAL REPORT 2010	97

CONSOLIDATED FINANCIAL STATEMENTS
ACCOUNTS PAYABLE
Accounts payable and other credits are classified as other financial liabilities and are carried at amortized cost.
TRANSLATION OF FOREIGN CURRENCY
All monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the end of the year. Income and expenses are translated at either daily or monthly average exchange rates in effect during the year. Exchange gains and losses resulting from the translation of foreign currency balances and transactions are included in other income (expenses) except for unrealized foreign exchange gains and losses on available-for-sale financial instruments which are recorded in other comprehensive loss.
EMPLOYEE FUTURE BENEFITS
We maintain defined benefit pension plans and other post-retirement benefit plans including a retiring allowance plan and life insurance, health and dental care benefits.
The accrued benefit obligations are actuarially determined using the projected benefit method prorated on service (which incorporates management’s best estimate of future salary levels, retirement ages of employees and other actuarial factors).
Pension fund assets are valued at fair value for the purpose of calculating the expected return on plan assets.
The defined benefit expense (included in administrative expenses) consists of the actuarially determined retirement benefits for the current year’s service, imputed interest on projected benefit obligations net of interest earned on any plan assets and the amortization of actuarial gains or losses and other items over the average remaining service period of active employees expected to receive benefits under the plans.
Actuarial gains or losses arise from the difference between actual long-term rate of return and the expected long-term rate of return on plan assets for that period and from changes in actuarial assumptions used to determine the accrued benefit obligation. They are amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits under the plans only if the net actuarial gain or loss at the beginning of the year is in excess of 10% of the greater of the accrued benefit obligation and the fair value of plan assets. Amounts below the 10% threshold are not recognized in income.
The cumulative difference between the defined benefits pension plans’ costs and funding contributions is included in other assets or accounts payable and other credits as applicable.
The adoption in fiscal 2000 of the Canadian Institute of Chartered Accountants’ (CICA) new standard for recording employee future benefits resulted in a transitional obligation with respect to the non-pension post-retirement benefit plans. The transitional obligations with respect to the retiring allowance plan and the other post-retirement benefit plans are being amortized on a straight-line basis into income over 14 and 20 years.
FUTURE ACCOUNTING CHANGES
Effective January 1, 2011, the CICA adopted International Financial Reporting Standards (IFRS) as Canadian GAAP for publicly accountable enterprises. We have completed our in-depth assessment of the accounting standards relevant to EDC. Each assessment included an analysis of the impact of the accounting policy changes and new disclosures on our internal systems, processes and procedures. Throughout 2010, we captured the necessary data to produce IFRS compliant statements to ensure that comparative figures are available for our 2011 financial statements.
Based on the standards effective for our conversion, the required changes to our accounting policies will not have a significant impact on our financial results. There will be changes to our financial statement presentation and expanded financial statement note disclosure.

98	DOING BUSINESS WHERE BUSINESS GETS DONE

Note 3. Marketable Securities

We maintain liquidity sufficient to meet general operating requirements, to maintain stability in our short-term borrowing program and to provide flexibility in achieving corporate objectives. In order to meet these varied needs, marketable securities are held in either the available-for-sale or held-for-trading portfolio.

(in millions of
Canadian dollars)	2010			2009
Issued or guaranteed by:	Held-for-trading	Available-for-sale	Total	Held-for-trading	Available-for-sale	Total

U.S. government	1,312	1,023	2,335	247	489	736
Financial institutions	779	–	779	1,834	–	1,834
Other government	78	234	312	80	136	216
Canadian government*	78	70	148	2,145	90	2,235
Corporate	136	–	136	323	36	359

Total marketable securities	$2,383	$1,327	$3,710	$4,629	$751	$5,380

*Canadian government includes federal, provincial, and municipal governments and Crown corporations.
Available-for-sale marketable securities include $50 million (2009 – $45 million) of securities held by our subsidiary Exinvest Inc.
The following table provides a breakdown of our marketable securities by remaining term to maturity.

(in millions of
Canadian dollars)	2010				2009
	Remaining term to maturity				Remaining term to maturity
	Under	1 to 3	Over 3		Under	1 to 3	Over 3
	1 year	years	years	Total	1 year	years	years	Total

Held-for-trading securities
Short-term instruments	1,743	–	–	1,743	4,246	–	–	4,246
Long-term fixed rate securities	9	265	366	640	116	127	140	383

Total held-for-trading	1,752	265	366	2,383	4,362	127	140	4,629

Available-for-sale securities
Long-term fixed rate securities	8	537	732	1,277	30	292	384	706
Long-term floating rate securities	50	–	–	50	45	–	–	45

Total available-for-sale	58	537	732	1,327	75	292	384	751

Total marketable securities before derivatives	1,810	802	1,098	3,710	4,437	419	524	5,380
Derivative instruments	–	–	–	–	(25)	–	–	(25)

Total marketable securities including derivatives	$1,810	$802	$1,098	$3,710	$4,412	$419	$524	$5,355

EDC ANNUAL REPORT 2010	99

CONSOLIDATED FINANCIAL STATEMENTS
Note 4. Loans Receivable

The following table presents the various components of loans receivable and the contractual maturity and related contractual effective yields for gross loans receivable. The yields are computed on a weighted average basis by amount and term. Floating rate yields are expressed as spreads over base rates which consist mainly of LIBOR for U.S. dollars and Prime for Canadian dollars.

(in millions of
Canadian dollars)	2010					2009
				Yield to					Yield to
	Floating	Spread	Fixed	maturity	Total	Floating	Spread	Fixed	maturity	Total
	$	%	$	%	$	$	%	$	%	$

Performing:
Past due	17	4.39	1	7.57	18	12	3.92	3	7.64	15
2010	–	–	–	–	–	3,384	2.07	887	5.62	4,271
2011	3,278	2.12	956	5.51	4,234	3,197	2.29	891	5.78	4,088
2012	2,803	2.40	986	5.63	3,789	2,837	2.39	901	5.77	3,738
2013	2,636	2.06	965	5.62	3,601	2,303	1.85	869	5.74	3,172
2014	2,114	2.02	919	5.67	3,033	1,650	2.26	828	5.81	2,478
2015	1,861	2.04	783	5.79	2,644	905	2.08	688	5.96	1,593
2016–2020	3,499	2.17	2,914	5.61	6,413	2,068	1.99	2,523	5.84	4,591
2021 and beyond	1,783	1.54	799	5.09	2,582	1,114	1.18	839	5.36	1,953

Performing gross loans receivable	17,991	1.96	8,323	5.51	26,314	17,470	1.89	8,429	5.72	25,899
Impaired (Note 5)	634	1.08	76	5.55	710	731	1.10	193	6.24	924

Gross loans receivable	$18,625		$8,399		$27,024	$18,201		$8,622		$26,823
Non-accrued capitalized interest on:
Impaired loans (Note 5)					(222)					(245)
Performing loans*					(33)					(43)
Deferred loan revenue and other credits					(354)					(268)

Loans receivable					$26,415					$26,267

* Represents the unamortized balance that accrued while the loan was impaired.
At the end of December 2010, the floating rate performing gross loans receivable yield was 2.82% (2009 – 2.75%) with an average term to reset of 98 days (2009 – 80 days).
Sovereign loans represent 4% (2009 – 4%) of total performing gross loans receivable.

100	DOING BUSINESS WHERE BUSINESS GETS DONE

We have country risk concentrations as outlined below.

(in millions of
Canadian dollars)	2010		2009
	Performing		Performing
	gross loans		gross loans
Country	receivable	%	receivable	%

United States	9,724	37	10,821	42
Canada	2,735	10	2,994	12
Mexico	1,557	6	1,339	5
India	1,468	6	1,236	5
Chile	1,010	4	921	4
Other	9,820	37	8,588	32

Total	$26,314	100	$25,899	100

We have single counterparty performing gross loans receivable totalling $3,406 million with two airlines (2009 – $3,739 million with two airlines), $746 million (2009 – $785 million) with a telecom and media entity and $796 million (2009 – nil) with an oil and gas entity. The airline and telecom entities are located in the United States and the oil and gas entity is located in Mexico.
We sold $104 million in loans to various counterparties in 2010 (2009 – $62 million). This amount includes six performing loans totalling $58 million (2009 – nil). The performing loans were sold without recourse and the sales resulted in a loss of $9 million.
The breakdown of our gross loans receivable by credit grade is as follows:

(in millions of
Canadian dollars)	2010		2009
	$	% of total	$	% of total

Investment grade*	10,777	40	11,242	42
Below investment grade	15,537	57	14,657	55
Impaired	710	3	924	3

Total gross loans receivable	$27,024	100	$26,823	100

*Investment grade exposure is defined by those obligors with credit ratings of BBB- and above
A loan payment is considered past due when the obligor has failed to make the payment by the contractual due date. The breakdown of our gross loans receivable that are past due but not impaired is as follows:

(in millions of
Canadian dollars)	2010				2009
	Less than	30 to 180	Greater than		Less than	30 to 180	Greater than
	30 days	days	180 days	Total	30 days	days	180 days	Total

Total past due but not impaired*	$17	$1	–	$18	$14	–	$1	$15

*100% commercial loans
Where feasible, we seek to restructure loans which are in default. This may involve renegotiation of the terms of the loan which could include extending payment terms and amending interest rates. Once the new terms have been negotiated and all conditions have been met, the loan is no longer considered to be in default. We continually review these loans to ensure all conditions are being met. These loans continue to be subject to an individual or collective impairment assessment.
Loans renegotiated during 2010 which would otherwise be impaired or past due totalled $325 million (2009 – $758 million).

EDC ANNUAL REPORT 2010	101

CONSOLIDATED FINANCIAL STATEMENTS
The following reflects the movement of non-accrued capitalized interest during the year:

(in millions of Canadian dollars)	2010	2009

Balance at beginning of year	288	375
Capitalized during the year	3	51
Impaired interest and fees received	29	21
Debt relief	(25)	(49)
Revaluation of sovereign impaired loans	(1)	(44)
Impaired interest and fees recognized	(14)	(15)
Amortization	(5)	(6)
Write-off	(8)	(7)
Foreign exchange translation	(12)	(38)

Balance at end of year	$255	$288

Note 5. Impaired Loans Receivable

The following table shows the amount of impaired gross loans receivable, net of non-accrued capitalized interest and the specific allowance, which represents impaired net loans receivable.

(in millions of Canadian dollars)	2010	2009

Impaired gross loans receivable
Sovereign	291	331
Commercial	419	593

	710	924
Less: Non-accrued capitalized interest	222	245
Specific allowance	257	319

Impaired net loans receivable	$231	$360

The following reflects the movement in impaired gross loans receivable during the year:

(in millions of Canadian dollars)	2010	2009

Balance at beginning of year	924	883
Loans classified as impaired	106	549
Additional disbursements	20	55
Capitalized interest	3	51
Loans reinstated to performing	(30)	(281)
Principal restructured into shares	(3)	–
Loans written off	(66)	(58)
Principal repayments	(128)	(51)
Principal recoveries from loan sales	(24)	(46)
Value of repossessed assets	(40)	(12)
Write-offs as a result of loan foreclosures	–	(14)
Receipts from the Government of Canada for sovereign debt relief	(25)	(49)
Foreign exchange translation	(27)	(103)

Balance at end of year	$710	$924

102	DOING BUSINESS WHERE BUSINESS GETS DONE

During the year, impaired loans to 26 commercial borrowers totalling $66 million (2009 – $58 million) were written off. These loans were written off after all collection methods had been exhausted and no further prospect of recovery was likely. For the five years ended December 2010, cumulative write-offs of impaired loans totalled $156 million.
During 2010, payments of principal and interest from borrowers, as well as proceeds from sales of impaired loans were $181 million (2009 – $118 million). These amounts were applied against the carrying value of the impaired loans and did not affect interest income.
We sold $46 million in impaired loans to various counterparties in 2010 (2009 – $62 million). We recovered $24 million and the remaining $22 million was written off against the specific allowance for impaired loans.
We employ a range of policies to mitigate credit risk on our commercial loans which includes obtaining certain forms of security interest. The principal types of security interest are mortgages on equipment (mainly aircraft and rolling stock) and real estate, assignments or pledges on various business assets such as equity shares, trade receivables and bank accounts. Other principal forms of credit enhancement include guarantees from counterparties with higher credit ratings who may be related to the borrower, such as a parent company.
In connection with our impaired loans we currently hold collateral consisting of aircraft valued at $112 million.
Assets valued at $40 million (2009 – $12 million), representing 13 aircraft held as collateral on loans totalling $49 million (2009 – $26 million) were repossessed during 2010, of which seven aircraft valued at $32 million were classified as available for lease at the time of foreclosure (see Note 9) and six valued at $8 million were immediately recorded as held-for-sale. Further principal recoveries are not likely to occur on these loans. As such, we recorded a specific provision equal to the remaining balance of the loans.
Note 6. Allowance for Losses on Loans, Loan Commitments and Guarantees

The composition of the allowance for losses on loans, loan commitments and guarantees is as follows:

(in millions of Canadian dollars)	2010	2009

Base allowance
Investment grade exposure	102	152
Non-investment grade exposure	1,313	1,898

Total base allowance	1,415	2,050

Counterparty concentration
Investment grade exposure	3	2
Non-investment grade exposure	147	190

Total counterparty concentration	150	192

Market overlays
Commercial unsecured portfolio	–	51
Other	–	17

Total market overlays	–	68

Total general allowance*	1,565	2,310
Specific allowance for call of indemnity
with subsidiary	–	18
Specific allowance for impaired loans, loan commitments and guarantees	279	333

Total allowance for losses on loans, loan commitments and guarantees	$1,844	$2,661

* Includes allowance on capital leases of $27 million (2009 – $30 million)
The review of our methodology used in calculating the allowance for losses on loans, loan commitments and guarantees, as discussed in Note 2, resulted in a $312 million reduction in the allowance.

EDC ANNUAL REPORT 2010	103

CONSOLIDATED FINANCIAL STATEMENTS
The following table provides a breakdown of our allowance for losses on loans, loan commitments and guarantees by commercial and sovereign risk:

(in millions of Canadian dollars)	2010			2009
	General	Specific	Total	General	Specific	Total

Commercial	1,399	250	1,649	2,098	318	2,416
Sovereign	166	29	195	212	33	245

Total allowance	$1,565	$279	$1,844	$2,310	$351	$2,661

The allowance for losses on loans, loan commitments and guarantees is as follows:

(in millions of Canadian dollars)	2010	2009

Allowance for losses on loans	1,566	1,948
Allowance for losses on loan commitments	93	453
Allowance for losses on loan guarantees	185	260

Total	$1,844	$2,661

During the year, changes to the allowance for losses on loans, loan commitments and guarantees were as follows:

(in millions of Canadian dollars)	2010			2009
	General	Specific	Total	General	Specific	Total

Balance at beginning of year	2,310	351	2,661	2,562	173	2,735
Provision for (reversal of) losses on loans, loan commitments and guarantees	(641)	(17)	(658)	135	296	431
Write-offs*	–	(59)	(59)	–	(65)	(65)
Recovery of amounts written off in prior years	–	14	14	–	12	12
Foreign exchange translation	(104)	(10)	(114)	(387)	(65)	(452)

Total	$1,565	$279	$1,844	$2,310	$351	$2,661

* Includes write-offs as a result of foreclosures
The reversal of specific provision for 2010 of $17 million (2009 – provision of $296 million) includes:
▶
reversals of $175 million (2009 – $2 million) due to changes in the estimated future cash flows or recoveries from existing impaired obligors and the return of impaired obligors to performing status, and `

▶	a charge of $158 million (2009 – $298 million) as a result of new impairments and increases to allowances on existing impaired obligors.

104	DOING BUSINESS WHERE BUSINESS GETS DONE

Note 7. Equity Financing Designated as Held-For-Trading

The equity financing portfolio is carried at fair value and is comprised of the following:

(in millions of Canadian dollars)	2010		2009
	Cost	Fair value	Cost	Fair value

Direct investments
Loans and debt securities	6	1	10	5
Equity interests	37	38	43	19

	43	39	53	24
Fund investments	285	277	192	172

Total equity financing	$328	$316	$245	$196

There was a net unrealized gain of $39 million resulting from the change in fair value of our equity financing portfolio in 2010 (2009 – $8 million unrealized gain). We also recorded a realized loss of $15 million (2009 – $8 million) resulting from the sale and write-off of five (2009 – two) of our direct investments.
Note 8. Capital Leases

The net investment in capital leases includes the following:

(in millions of Canadian dollars)	2010	2009

Total minimum lease payments receivable:
2010	–	17
2011	16	17
2012	16	17
2013	16	17
2014	16	17
2015	16	17
2016 and beyond	15	15

	95	117
Estimated residual values of leased aircraft	34	35

Gross investment in capital leases	129	152
Unearned income	(30)	(39)

Net investment in capital leases	$99	$113

Capital lease revenue for the year was $8 million (2009 – $9 million). At the end of December 2010, 13 aircraft were subject to capital leases with one airline, consistent with 2009. The remaining lease terms range from 64 to 83 months. Included within the allowance for losses on loans is $27 million (2009 – $30 million) for impairment losses related to capital leases.

EDC ANNUAL REPORT 2010	105

CONSOLIDATED FINANCIAL STATEMENTS
Note 9. Equipment Available for Lease

Equipment available for lease consists of aircraft that were returned to us because of default under the related obligors’ loan agreements. The aircraft were initially recognized at fair value and are carried net of impairment losses.

(in millions of Canadian dollars)	2010	2009

Regional aircraft	241	370
Accumulated depreciation	70	55

	$171	$315

Number of aircraft	43	42

In 2010, due to changing market conditions, a review for impairment was done on our aircraft, and an analysis of expected future cash flows was performed where necessary. As a result, we reduced the carrying value of the 43 aircraft by a total of $119 million (2009 – four aircraft reduced by $3 million), to reflect adjustments to fair value. Also in 2010, we recorded $12 million impairment loss on four aircraft that were subsequently reclassified out of this portfolio to the held-for-sale portfolio which is included in other assets.
In addition, an assessment of the remaining useful life of the aircraft was done. We concluded that the following factors have had an impact on the remaining useful life of the aircraft: past impairment write-downs as a result of lower market values; reduced lease rates on new leases; and that approximately 30% of the aircraft have remained idle at various times during the year. As a result we reduced our estimate of the remaining useful life of each aircraft by an average of five years with the maximum remaining useful life being seven years.
During 2010 seven aircraft valued at $32 million (2009 – $12 million) that were returned to us as a result of loan foreclosures were transferred into this portfolio. In addition, we reclassified six aircraft, valued at $16 million (2009 – $10 million) out of this portfolio to the held-for-sale portfolio which is included in other assets. Sale agreements for three of the six aircraft were finalized in December 2010 with settlement taking place in January 2011.
Operating lease revenue for the year was $32 million (2009 – $32 million). At the end of December 2010, 25 of our 43 aircraft available for lease were subject to operating leases with seven airlines (2009 – 32 aircraft). The lease terms range from 24 to 60 months.
The following table presents minimum future lease payments receivable:

(in millions of Canadian dollars)	2010	2009

2010	–	24
2011	20	19
2012	16	18
2013	13	18
2014	8	12
2015	1	–

Total	$58	$91

106	DOING BUSINESS WHERE BUSINESS GETS DONE

Note 10. Recoverable Insurance Claims

During the year, changes to the recoverable insurance claims were as follows:

(in millions of Canadian dollars)	2010	2009

Balance at beginning of year	93	39
Claims paid	126	258
Claims recovered	(36)	(20)
Estimated unrecoverable portion of
claims paid	(87)	(179)
Foreign exchange translation	(4)	(5)

Balance at end of year	$92	$93

Of the $126 million (2009 – $258 million) in claim payments made during 2010, 57% (2009 – 81%) were related to the credit insurance program. The largest concentrations of claim payments and recoveries were in the following countries:

(in millions of Canadian dollars)	2010		2009
	Claims	Claims		Claims	Claims
	paid	recovered		paid	recovered

United States	31	9	United States	57	13
Canada	26	1	Bahrain	55	–
Brazil	19	–	Ukraine	35	1
Bahrain	10	–	Brazil	24	–
Ukraine	–	6	Kazakhstan	21	–
Other	40	20	Other	66	6

Total	$126	$36	Total	$258	$20

Note 11. Property, Plant and Equipment

During the year, changes to property, plant and equipment were as follows:

(in millions of
Canadian dollars)	2010				2009
	Computer	Furniture and	Leasehold		Computer	Furniture and	Leasehold
	hardware	equipment	improvements	Total	hardware	equipment	improvements	Total

Cost:
Balance at beginning of year	67	32	17	116	63	30	15	108
Additions	6	1	15	22	4	2	2	8

Balance at end of year	73	33	32	138	67	32	17	116

Accumulated depreciation:
Balance at beginning of year	(58)	(28)	(13)	(99)	(54)	(27)	(12)	(93)
Depreciation expense	(4)	(1)	(1)	(6)	(4)	(1)	(1)	(6)

Balance at end of year	(62)	(29)	(14)	(105)	(58)	(28)	(13)	(99)

Carrying amount	$11	$4	$18	$33	$9	$4	$4	$17

EDC ANNUAL REPORT 2010	107

CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Intangible Assets

During the year, changes to intangible assets were as follows:

(in millions of
Canadian dollars)	2010			2009
	Internally	Purchased		Internally	Purchased
	developed	computer		developed	computer
	software	software	Total	software	software	Total

Cost:
Balance at beginning of year	77	63	140	75	49	124
Additions	1	13	14	2	14	16

Balance at end of year	78	76	154	77	63	140

Accumulated amortization:
Balance at beginning of year	(62)	(37)	(99)	(56)	(32)	(88)
Amortization expense	(4)	(9)	(13)	(6)	(5)	(11)

Balance at end of year	(66)	(46)	(112)	(62)	(37)	(99)

Carrying amount	$12	$30	$42	$15	$26	$41

Note 13. Debt Instruments

We issue debt instruments in global capital markets. Short-term payables consist of commercial paper and other short-term debt related instruments that we issue with maturities under one year. Long-term payables represent bonds and other long-term instruments which we issue in Canadian dollars, U.S. dollars and other currencies as described in Note 23. We use foreign exchange swaps as well as cross currency interest rate swaps to convert Canadian dollar and foreign currency denominated notes primarily to U.S. dollars. Interest rate swaps are principally used to convert fixed rate instruments to floating rates primarily related to LIBOR. We use derivative contracts and structured notes to manage interest rate risk and foreign exchange risk, and also for asset liability management purposes.
LOANS PAYABLE
Loans payable (excluding derivatives) are comprised as follows:

(in millions of
Canadian dollars)	2010			2009
		Other financial			Other financial
	Held-for-trading(1)	liabilities(2)	Total	Held-for-trading(1)	liabilities(2)	Total

Short-term payables	2,608	–	2,608	2,569	–	2,569

Long-term payables
due within one year	6,084	–	6,084	5,575	165	5,740
over one year	11,773	2,009	13,782	13,995	2,114	16,109

Total long-term payables	17,857	2,009	19,866	19,570	2,279	21,849

Accrued interest	–	11	11	–	17	17

Total loans payable	$20,465	$2,020	$22,485	$22,139	$2,296	$24,435

(1) Accounted for at fair value
(2) Accounted for at amortized cost
The amount to be paid at maturity on the debt designated as held-for-trading is $20,046 million (2009 – $21,506 million), $419 million less than the December 2010 fair value (2009 – $633 million less than the December 2009 fair value).

108	DOING BUSINESS WHERE BUSINESS GETS DONE

STRUCTURED NOTES
We have entered into a number of structured notes as part of our funding program. Structured notes are hybrid securities that combine debt instruments with derivative components.
Structured notes outstanding, included in loans payable, are as follows:

(in millions of Canadian dollars)	2010	2009

Zero coupon	74	208
Dual currency	68	232
Callable/extendible	62	288
Inverse floating note	60	43

Total	$264	$771

We have executed swap contracts to mitigate interest rate risk and foreign exchange risk on these structured borrowings. These contracts ensure that we will receive proceeds from the swap to meet the requirements of settling and servicing the debt obligation. We have in substance created floating rate debt by issuing bonds at fixed rates and entering into swap contracts whereby we receive fixed rate interest and pay interest at a floating rate. In swapping out of the underlying bond issue, the potential interest rate risk has been converted to credit risk. Credit exposure on derivative financial instruments is further discussed in Note 14.
Note 14. Derivative Financial Instruments

We use a variety of derivative financial instruments to manage costs, returns and levels of financial risk associated with our funding, investment and risk management activities.
We currently use, but are not limited to, the following types of instruments:
Interest rate swaps – transactions in which two parties exchange interest flows on a specified notional amount on predetermined dates for a specified period of time using agreed-upon fixed or floating rates of interest. Notional amounts upon which interest payments/receipts are based are not exchanged.
Cross currency interest rate swaps – transactions in which two parties exchange currencies at inception and at maturity, as well as interest flows on the exchanged amounts on predetermined dates for a specified period of time using agreed-upon fixed or floating rates of interest.
Foreign exchange swaps – commitments to exchange cash flows in different currencies where there are two exchanges, the first is made at the spot rate at inception and the second at a predetermined rate on a specified date in the future.
Foreign exchange forwards – commitments to exchange cash flows in different currencies, for which the foreign exchange rate is predetermined, at a specified date in the future.
Non-deliverable forwards – cash-settled, short-term forward contract, where the profit or loss at settlement date is calculated by taking the difference between the agreed upon exchange rate and the spot rate at the time of settlement, for an agreed upon notional amount of funds.
Non-deliverable foreign exchange swaps – a commitment to exchange cash flows in different currencies where there are two exchanges on pre-agreed dates and rates; with the particularity that only the net value in a pre-agreed currency changes hands.
Credit default swaps – transactions between two counterparties that allow credit risks of a third-party reference entity or entities to be traded and managed. The buyer of credit protection pays a periodic fee to the protection seller over a specified term in return for compensation should a credit event (such as default or failure to pay) occur with the reference entity.

EDC ANNUAL REPORT 2010	109

CONSOLIDATED FINANCIAL STATEMENTS
To diversify and reduce credit risk within our loan portfolio, we entered into credit default swap transactions which provide us with protection on 12 single-name entities to which we have exposure through our loan portfolio. To offset the cost of these transactions, we sold credit default swap protection on a series of collateralized debt obligations which contain a diversified group of corporate names.
In any transaction there is a potential for loss. This loss potential is represented by (1) credit risk, wherein the counterparty fails to perform an obligation as agreed upon, causing the other party to incur a financial loss, and (2) interest rate risk and foreign exchange risk, where an exposure exists as a result of changes in foreign exchange rates or interest rates.
We manage our exposure to interest rate risk, credit risk and foreign exchange risk using limits developed in consultation with the Department of Finance and approved by our Board of Directors.
Both our internal policies and guidelines (established in the Risk Management Office and approved by our Board of Directors) and those set by the Minister of Finance limit our use of derivatives. We do not use derivatives for speculative purposes. We manage our exposure to derivative counterparty credit risk by contracting only with creditworthy counterparties, and in certain cases entering into collateral agreements with those counterparties. Collateral agreements provide for the posting of collateral by the counterparty when our exposure to that entity exceeds a certain threshold. Collateral is held by a third party and at the end of December 2010 totalled $1,178 million (2009 – $1,247 million). Where we have a collateral agreement with a counterparty, the counterparty must have a minimum credit rating of A- from an external credit rating agency. Where we do not have a collateral agreement with a counterparty, the counterparty must have a minimum external credit rating of A for transactions of less than three years, and a minimum external credit rating of AA- for transactions of greater than three years. Internal policies and procedures establish credit approvals, controls and monitoring. We do not anticipate any significant non-performance by the counterparties.
In 2010, we reviewed our contracts for embedded derivatives and determined they were immaterial and consequently bifurcation was not required.
Notional amounts are not recorded as assets or liabilities on our balance sheet as they represent the face amount of the contract to which a rate or a price is applied to determine the amount of cash flows to be exchanged.
The remaining term to maturity of the notional amounts for our derivative contracts is as follows:

(in millions of
Canadian dollars)	2010				2009
	Remaining term to maturity				Remaining term to maturity
	Under 1	1 to 3	Over 3		Under 1	1 to 3	Over 3
	year	years	years	Total	year	years	years	Total

Cross currency interest rate swaps	2,010	3,082	6,112	11,204	2,482	3,101	3,914	9,497
Interest rate swaps	5,559	3,481	3,743	12,783	3,309	7,775	2,601	13,685
Foreign exchange swaps	1,640	–	–	1,640	5,096	–	–	5,096
Foreign exchange forwards	329	–	–	329	40	–	–	40
Non-deliverable forwards	–	–	–	–	204	–	–	204
Non-deliverable foreign exchange swaps	53	–	–	53	–	–	–	–
Credit default swaps – protection sold	–	(60)	–	(60)	–	(63)	–	(63)
Credit default swaps – protection purchased	30	667	40	737	–	283	26	309

Total derivative financial instruments	$9,621	$7,170	$9,895	$26,686	$11,131	$11,096	$6,541	$28,768

110	DOING BUSINESS WHERE BUSINESS GETS DONE

The following table provides the fair values for each category of derivative financial instrument.

(in millions of Canadian dollars)	2010	2009

Cross currency interest rate swaps	1,565	1,377
Interest rate swaps	261	328
Foreign exchange swaps	15	24
Foreign exchange forwards	6	(2)
Credit default swaps – protection sold	(39)	(37)
Credit default swaps – protection purchased	2	(3)

Total derivative financial instruments	$1,810	$1,687

The change in the fair value of the derivatives recognized in net income in 2010 amounted to a loss of $160 million (2009 – loss of $324 million).
Note 15. Debt Instrument Maturities

We often combine debt instruments with derivative financial instruments to generate lower-cost funding. For example, a fixed rate debt issue can be combined with an interest rate swap to generate floating rate funding at a lower cost than issuing a floating rate note. The following table shows our resulting net fixed and floating rate debt positions, as well as the maturities and yields of those net positions. Although we measure our swaps and the majority of debt instruments at their fair value on the financial statements, they are shown below at their notional amounts in order to provide information on cash requirements at maturity of the instruments.

(in millions of
Canadian dollars)	2010				2009
	Debt	Swap		Yield*	Debt	Swap		Yield*
Year of maturity	issues	contracts	Net	(%)	issues	contracts	Net	(%)

Fixed rate issues
2010	–	–	–	–	5,439	(5,274)	165	8.14
2011	5,924	(5,924)	–	–	5,599	(5,599)	–	–
2012	4,647	(3,652)	995	4.64	4,390	(3,343)	1,047	4.64
2013	1,002	(1,002)	–	–	1,055	(1,055)	–	–
2014	1,799	(804)	995	3.19	1,573	(526)	1,047	3.19
2015	3,679	(3,679)	–	–	652	(652)	–	–
2016 to 2020	814	(795)	19	8.16	809	(789)	20	8.16
2021 and beyond	117	(107)	10	5.90	322	(312)	10	5.90

Subtotal	17,982	(15,963)	2,019	3.85	19,839	(17,550)	2,289	3.89

Floating rate issues
2010	–	–	–		2,735	5,057	7,792
2011	2,642	5,542	8,184		36	5,288	5,324
2012	498	3,454	3,952		479	3,167	3,646
2013	199	1,001	1,200		–	1,054	1,054
2014	548	623	1,171		516	406	922
2015	–	3,588	3,588		–	664	664
2016 to 2020	144	674	818		174	734	908
2021 and beyond	42	92	134		6	292	298

Subtotal	4,073	14,974	19,047	0.38	3,946	16,662	20,608	0.33

Total	$22,055	$(989)	$21,066		$23,785	$(888)	$22,897

* Refers to yield to maturity for fixed rate issues, and yield to reset for floating rate issues.

EDC ANNUAL REPORT 2010	111

CONSOLIDATED FINANCIAL STATEMENTS
At the end of December 2010, the contractual cash flows, including principal and interest, related to our debt portfolio are as follows:

(in millions of
Canadian dollars)	2010					2009
	Under	1 to 3	Over 3 to	Over 5		Under	1 to 3	Over 3 to	Over 5
	1 year	years	5 years	years	Total	1 year	years	5 years	years	Total

Debt	9,116	6,962	6,350	1,231	23,659	8,854	11,230	3,362	2,314	25,760
Swap contracts
Receivable	(6,360)	(5,097)	(4,725)	(978)	(17,160)	(5,870)	(9,528)	(1,773)	(2,022)	(19,193)
Payable	5,569	4,454	4,210	763	14,996	5,085	8,453	1,459	1,685	16,682

Total	$8,325	$6,319	$5,835	$1,016	$21,495	$8,069	$10,155	$3,048	$1,977	$23,249

Credit exposure and other details of derivative financial instruments are included as part of Note 14.
Note 16. Allowance for Claims on Insurance

The allowance for claims on insurance broken down by program is as follows:

(in millions of
Canadian dollars)	2010			2009
			Net			Net
	Insurance	Reinsurance	allowance	Insurance	Reinsurance	allowance

Credit insurance	198	(18)	180	263	(8)	255
Contract insurance and bonding	61	–	61	97	–	97
Political risk insurance	310	(91)	219	360	(151)	209

Total	$569	$(109)	$460	$720	$(159)	$561

During the year, the net allowance for claims was impacted by the following factors:

(in millions of Canadian dollars)	2010	2009

Balance at beginning of year	561	598
Change in portfolio make-up and risk ratings	(46)	7
Update of actuarial assumptions	(38)	27
Foreign exchange translation	(17)	(71)

Balance at end of year	$460	$561

Note 17. Financing Commitments

We have three types of financing commitments.
The first type is undisbursed amounts on signed loan agreements totalling $9,003 million (2009 – $8,814 million). These commitments are immediately available to the obligor for drawdown subject to continued adherence to contractual covenants established under the financing agreements.

112	DOING BUSINESS WHERE BUSINESS GETS DONE

Undisbursed amounts on signed loan agreements with their committed fixed rates or committed floating rate spreads are outlined in the following table. All yields are computed on a weighted average basis and the spreads over floating interest rates represent the spreads over base rates which consist mainly of LIBOR for U.S. dollars.

(in millions of
Canadian dollars)					2010					2009

		Estimated					Estimated
	Fixed	spot yield	Floating	Spread	Total	Fixed	spot yield	Floating	Spread	Total
	$	%	$	%	$	$	%	$	%	$

Commercial	117	7.28	8,601	2.01	8,718	74	4.65	8,213	1.99	8,287
Sovereign	111	5.79	174	3.33	285	524	5.35	3	3.16	527

Total	$228	6.56	$8,775	2.04	$9,003	$598	5.26	$8,216	1.99	$8,814

We also have loan commitments for which terms related to the transaction such as interest rate type and disbursement schedule have not yet been determined. This category of commitments includes letters of offer accepted and outstanding for loans of $2,180 million (2009 – $1,711 million), guarantees of $87 million (2009 – $109 million) as well as unallocated, confirmed lines of credit of $384 million (2009 – $459 million).
The third type of financing commitments relate to equity investments and total $314 million (2009 – $367 million), of which all are commitments to equity investment funds. Commitments are generally drawn down over a five-year period plus possible extensions, and draw downs are normally at the discretion of the fund managers.
Note 18. Contingent Liabilities

Our contingent liabilities include credit, contract insurance and bonding and political risk insurance policies and guarantees which represent direct risks undertaken. We also increase our contingent liability by assuming exposure from other insurers. We reduce our contingent liability by ceding reinsurance in both the credit insurance and political risk insurance programs to other insurance companies.
The credit insurance program protects exporters of goods and services trading on credit terms of up to a year against non-payment due to commercial and political risks. Commercial and political risks covered include buyer insolvency, default, repudiation of goods by buyer, contract cancellation and conversion and risk transfer, cancellation of export or import permits, or war-related risks. The contract insurance and bonding program provides cover for sales on exposure terms usually greater than one year and includes export credit insurance and guarantees, performance guarantees and surety, extending cover for risks inherent in performance related obligations. Political risk insurance provides risk protection for equity and other investments abroad.
At the end of December 2010, we had contingent liabilities of $25,827 million (2009 – $25,953 million) which mature as follows:

(in millions of
Canadian dollars)					2010					2009

		Contract	Political				Contract	Political
	Credit	insurance	risk			Credit	insurance	risk
	insurance	and bonding	insurance	Guarantees*	Total	insurance	and bonding	insurance	Guarantees*	Total

2010	–	–	–	–	–	10,508	1,602	162	5,225	17,497
2011	11,675	1,077	102	4,624	17,478	–	1,191	82	1,278	2,551
2012	–	818	58	3,930	4,806	–	535	92	650	1,277
2013	–	248	59	483	790	–	239	38	199	476
2014	–	206	22	257	485	–	21	21	431	473
2015	–	383	41	47	471	–	279	44	33	356
2016–2020	–	209	1,259	84	1,552	–	212	829	75	1,116
2021 and beyond	–	–	180	65	245	–	–	115	2,092	2,207

Total	$11,675	$2,941	$1,721	$9,490	$25,827	$10,508	$4,079	$1,383	$9,983	$25,953

*	Includes $6,943 million of guarantees issued within the contract insurance and bonding program (2009 – $6,425 million)

EDC ANNUAL REPORT 2010	113

CONSOLIDATED FINANCIAL STATEMENTS
INSURANCE POLICIES
The major concentrations by location of risk are as follows:
CREDIT INSURANCE

(in millions of
Canadian dollars)				2010					2009

	Credit	Reinsurance	Reinsurance	Net credit		Credit	Reinsurance	Reinsurance	Net credit
	insurance	ceded	assumed*	insurance		insurance	ceded	assumed*	insurance

United States	3,518	(133)	–	3,385	United States	4,389	(127)	–	4,262
China	1,125	(1)	–	1,124	Turkey	632	(1)	–	631
Turkey	729	(1)	–	728	South Korea	586	(35)	–	551
South Korea	681	(52)	–	629	Brazil	574	(30)	–	544
Brazil	621	(4)	–	617	China	473	–	–	473
Canada	284	(23)	72	333	Canada	244	(24)	38	258
Other	5,131	(272)	–	4,859	Other	4,099	(310)	–	3,789

Total	$12,089	$(486)	$72	$11,675	Total	$10,997	$(527)	$38	$10,508

*	Relates to our temporarily expanded mandate
CONTRACT INSURANCE AND BONDING

(in millions of
Canadian dollars)				2010					2009

	Contract			Net contract		Contract			Net contract
	insurance		Reinsurance	insurance and		insurance		Reinsurance	insurance and
	and bonding		assumed	bonding(2)		and bonding		assumed	bonding(2)

Canada	507	(1)	1,759	2,266	Canada	221	(1)	2,763	2,984
United States	74		239	313	United States	118		604	722
Mexico	63		2	65	Ecuador	60		–	60
China	43		–	43	China	27		–	27
United Arab Emirates	25		–	25	Mexico	23		2	25
Other	222		7	229	Other	253		8	261

Total	$934		$2,007	$2,941	Total	$702		$3,377	$4,079

(1)	Of this amount, $458 million (2009 – $117 million) relates to our temporarily expanded mandate
(2)	Excludes guarantees
POLITICAL RISK INSURANCE

(in millions of
Canadian dollars)				2010					2009

				Net					Net
	Political			political		Political			political
	risk	Reinsurance	Reinsurance	risk		risk	Reinsurance	Reinsurance	risk
	insurance	assumed	ceded	insurance		insurance	assumed	ceded	insurance

Libya	300	–	–	300	Libya	300	–	–	300
Brazil	313	15	(59)	269	Peru	330	–	(84)	246
Colombia	338	–	(82)	256	Papua New Guinea	209	–	(105)	104
Peru	313	–	(79)	234	Kyrgyzstan	132	–	(49)	83
Dominican Republic	335	14	(196)	153	South Africa	72	–	–	72
Other	1,028	36	(555)	509	Other	1,173	49	(644)	578

Total	$2,627	$65	$(971)	$1,721	Total	$2,216	$49	$(882)	$1,383

114	DOING BUSINESS WHERE BUSINESS GETS DONE

GUARANTEES
We issue performance security guarantees which provide coverage to the exporter’s bank for up to 100% of the guarantee value in the event of any call by the buyer. Financial security guarantees are issued to provide coverage to the exporter’s bank for up to 100% of the guarantee value in the event of any call by the supplier and any foreign bank. Foreign exchange guarantees are also issued which provide a guarantee to secure the closing risks associated with foreign exchange forward contracts. Each guarantee issued stipulates a recovery provision whereby the third party, the exporter, agrees to indemnify us should a payment be made under the guarantee. Unless otherwise stated, the indemnification agreement generally ranks as an unsecured liability of the exporter.
We issue loan guarantees to cover non-payment of principal, interest and fees due to banks and financial institutions providing loans to buyers of Canadian goods and services. Calls on guarantees result in our recognition of a loan asset on the balance sheet and become a direct obligation of the buyer. At the end of December 2010, loan guarantees on secured loans totalled $52 million (2009 – $62 million). The security held is mainly locomotives which is valued at approximately $53 million (2009 – $58 million). Guarantees with impaired obligors totalled $51 million (2009 – $25 million).
At the end of December 2010, we had guarantees outstanding of $9,490 million (2009 – $9,983 million).

(in millions of Canadian dollars)	2010	2009

Performance security guarantees(1)	6,469	5,968
Loan guarantees(2)	2,547	3,558
Foreign exchange guarantees	136	232
Financial security guarantees	337	224
Specific transaction guarantees	1	1

Total	$9,490	$9,983

(1)	Includes $446 million (2009 – $294 million) of domestic performance security guarantees relating to our temporarily expanded mandate
(2)	Includes $27 million (2009 – $9.9 million) of domestic loan guarantees relating to our temporarily expanded mandate
We are involved in various legal proceedings in the ordinary course of business. Management does not expect the outcome of any of these proceedings to have a material effect on our consolidated financial position or our results of operations.
Note 19. Reinsurance Agreements

We cede reinsurance to limit exposure to large losses. Reinsurance contracts do not relieve us of our obligations to the insured. However, they do provide for the recovery of claims arising from the liabilities ceded. We have a reinsurance treaty agreement for the credit insurance portfolio, as well as some facultative cover arrangements. Within the contract insurance and bonding and political risk insurance programs there are no reinsurance treaties, however, reinsurance is acquired on a transaction by transaction basis. Management has assessed the creditworthiness of the reinsurers and has determined that no additional allowance is required by EDC for this ceded exposure.
We have assumed export risks for a number of Canadian exporters under facultative arrangements with private credit insurers. For the surety bond insurance line of business, within the contract insurance and bonding program, we have general reinsurance agreements with several surety companies. In addition, we have assumed reinsurance positions under our contract frustration and credit insurance lines of business.

EDC ANNUAL REPORT 2010	115

CONSOLIDATED FINANCIAL STATEMENTS
The effect of reinsurance on our contingent liability is disclosed in Note 18 and the impact on premium and guarantee fees is as follows:

(in millions of
Canadian dollars)				2010				2009

		Reinsurance	Reinsurance	Total		Reinsurance	Reinsurance	Total
	Direct	premium	premium	premium and	Direct	premium	premium	premium and
	premium	assumed	ceded	guarantee fees	premium	assumed	ceded	guarantee fees

Credit insurance	149	–	(4)	145	136	–	(5)	131
Contract insurance and bonding	42	9	–	51	39	13	–	52
Political risk insurance	19	–	(5)	14	27	1	(14)	14

Total	$210	$9	$(9)	$210	$202	$14	$(19)	$197

Note 20. Share Capital

EDC’s authorized share capital is $3.0 billion consisting of 30 million shares with a par value of $100 each. The number of shares issued and fully paid is 13.3 million (2009 – 13.3 million). No shares were issued in 2010 (2009 – 3.5 million shares for $350 million). No dividend was paid to the Government of Canada in 2010 (2009 – nil).
Note 21. Capital Management

EDC has a capital management process in place to ensure that we are appropriately capitalized and that our capital position is identified, measured, managed and regularly reported to the Board of Directors. We are not subject to externally imposed capital requirements.
Our primary objective with respect to capital management is to ensure that EDC has adequate capital to support the evolving needs of Canadian exporters and investors while remaining financially self-sustaining.
We manage our capital through a Board approved capital adequacy policy. Under our capital adequacy policy we determine whether we have adequate capital by comparing the supply of capital to the demand for capital. Demand for capital is calculated by a model which estimates the capital required to cover the extreme value of potential losses (including both expected and unexpected losses) arising from credit, interest rate, foreign exchange, operational and business risk. Additional capital, beyond that required to support these core risks, is designated as strategic risk capital and is made available for strategic initiatives and possible volatility in core risk capital. The supply of capital is determined by our financial statements and consists of paid-in share capital, retained earnings, accumulated other comprehensive loss and allowances. There were no changes to our capital adequacy policy in 2010.
A key principle in our capital management is the establishment of a target solvency standard or credit rating which determines the level of demand for capital that is required to cover EDC’s exposures in exceptional circumstances. We target a level of capitalization sufficient to cover potential losses consistent with a rating standard of AA.
The following table represents the breakdown of EDC’s supply of capital at December 31:

(in millions of Canadian dollars)	2010	2009

Allowance for losses on loans	1,566	1,948
Allowance for losses on loan commitments and guarantees	278	713
Allowance for claims on insurance	569	720
Reinsurers’ share of allowance for claims	(109)	(159)
Share capital	1,333	1,333
Retained earnings	6,848	5,317
Accumulated other comprehensive loss	(80)	(62)

Supply of capital	$10,405	$9,810

116	DOING BUSINESS WHERE BUSINESS GETS DONE

Note 22. Interest Rate Risk

The following table summarizes our interest rate risk based on the gap between the notional amount of assets and liabilities grouped by the earlier of contractual re-pricing or maturity dates. Notional amounts reflect our true exposure to re-pricing at various maturities. The differences between the notional amounts and the carrying values, the positions not subject to re-pricing risk, and shareholder’s equity are presented in the non-interest rate sensitive column to ensure comparability with the balance sheet. The effective interest rates shown indicate historical rates for fixed rate and floating rate instruments.

	Immediately	Up to	Over 6 to	Over 1 to	Over	Non-interest	2010
(in millions of Canadian dollars)	rate-sensitive	6 months	12 months	5 years	5 years	rate sensitive(2)	Total

Assets
Cash and marketable securities	124	1,792	18	1,345	482	73	3,834

Gross loans receivable	166	18,354	427	3,644	3,723	710	27,024
Effective interest rate %	6.48%	2.88%	5.48%	5.71%	5.52%

Less:
Deferred revenue and non-accrued capitalized interest						(609)	(609)
Net allowance for losses on loans						(1,566)	(1,566)

Capital leases	–	5	5	44	45		99
Effective interest rate %	–	7.31%	7.31%	7.32%	7.31%

Equity financing						316	316

Equipment available for lease, other assets and accrued interest and fees						2,774	2,774

Total assets	$290	$20,151	$450	$5,033	$4,250	$1,698	$31,872

Liabilities and shareholder’s equity
Loans payable		7,189	2,930	11,075	861	430	22,485
Effective interest rate %		2.63%	2.94%	3.48%	5.20%

Total pay side instruments on swap contracts		18,915	103			5,821	24,839
Effective interest rate %		0.64%	4.50%

Total receive side instruments on swap contracts		(6,000)	(2,969)	(10,080)	(832)	(6,128)	(26,009)
Effective interest rate %		4.22%	4.68%	3.49%	4.11%

Cumulative foreign exchange translation on cross currency interest rate swaps(1)						1,170	1,170

Total loans payable							22,485

Other liabilities and deferred revenue						1,286	1,286

Shareholder’s equity						8,101	8,101

Total liabilities and shareholder’s equity	$ –	$20,104	$64	$995	$29	$10,680	$31,872

At December 31, 2010
Total gap	290	47	386	4,038	4,221	(8,982)	–
Cumulative gap	290	337	723	4,761	8,982	–	–

Canadian dollar	102	1,240	43	279	191	(1,855)	–
Foreign currency	188	(1,193)	328	3,759	4,030	(7,127)	–

Total gap	$290	$47	$371	$4,038	$4,221	$(8,982)	$ –

(1)	Due to foreign exchange translation, the pay and receive side instruments may not net to zero. This amount represents the difference caused by foreign exchange translation on the pay and receive side instruments on swap contracts.
(2)	Included in non-interest rate sensitive amounts are the differences between the carrying amounts and the notional amounts, foreign exchange contracts and foreign exchange forwards not sensitive to interest rates.

EDC ANNUAL REPORT 2010	117

CONSOLIDATED FINANCIAL STATEMENTS

	Immediately	Up to	Over 6 to	Over 1 to	Over	Non-interest	2009
(in millions of Canadian dollars)	rate-sensitive	6 months	12 months	5 years	5 years	rate sensitive(2)	Total

Assets
Cash and marketable securities	52	4,283	127	667	234	69	5,432

Gross loans receivable	150	17,775	434	3,489	4,051	924	26,823
Effective interest rate %	6.73%	2.80%	5.59%	5.83%	5.78%

Less:
Deferred revenue and non-accrued capitalized interest						(556)	(556)
Net allowance for losses on loans						(1,948)	(1,948)

Capital leases	–	4	5	43	61		113
Effective interest rate %	–	7.31%	7.31%	7.32%	7.31%

Equity financing						196	196

Equipment available for lease, other assets and accrued interest and fees						2,838	2,838

Total assets	$202	$22,062	$566	$4,199	$4,346	$1,523	$32,898

Liabilities and shareholder’s equity
Loans payable		8,358	1,216	12,604	1,607	650	24,435
Effective interest rate %		5.76%	5.20%	3.62%	4.19%

Total pay side instruments on swap contracts		23,266	–	406	–	3,946	27,618
Effective interest rate %		0.45%	–	4.85%	–

Total receive side instruments on swap contracts		(10,233)	(1,032)	(11,505)	(1,576)	(4,176)	(28,522)
Effective interest rate %		4.18%	4.58%	3.46%	4.13%

Cumulative foreign exchange translation on cross currency interest rate swaps(1)						904	904

Total loans payable							24,435

Other liabilities and deferred revenue						1,875	1,875

Shareholder’s equity						6,588	6,588

Total liabilities and shareholder’s equity	$ –	$21,391	$184	$1,505	$31	$9,787	$32,898

At December 31, 2009
Total gap	202	671	382	2,694	4,315	(8,264)	–
Cumulative gap	202	873	1,255	3,949	8,264	–	–

Canadian dollar	24	1,456	43	314	197	(2,034)	–
Foreign currency	178	(785)	339	2,380	4,118	(6,230)	–

Total gap	$202	$671	$382	$2,694	$4,315	$(8,264)	$ –

(1)	Due to foreign exchange translation, the pay and receive side instruments may not net to zero. This amount represents the difference caused by foreign exchange translation on the pay and receive side instruments on swap contracts.
(2)	Included in non-interest rate sensitive amounts are the differences between the carrying amounts and the notional amounts, foreign exchange contracts and foreign exchange forwards not sensitive to interest rates.

118	DOING BUSINESS WHERE BUSINESS GETS DONE

Note 23. Foreign Currency Balances

We have substantial assets and liabilities in U.S. dollars and in other currencies. In addition, we have derivative financial instruments denominated in various currencies. The purpose of these derivative financial instruments is to minimize our cost of capital and optimize our yields, while remaining within treasury guidelines and limits approved by our Board of Directors.
The following table shows where we have used derivative financial instruments to manage the foreign currency exposures of our asset and liability positions. The net foreign currency exposure at the end of December 2010 (expressed in Canadian equivalent dollars) is as follows:

(in millions of
Canadian dollars)	2010
	Assets			Liabilities			Net foreign	Foreign
							currency	exchange
	Gross	DI*	Net	Gross	DI*	Net	exposure	rate

U.S. dollars	24,193	–	24,193	(16,024)	(8,312)	(24,336)	(143)	0.9946
British pounds	1,066	–	1,066	(988)	(85)	(1,073)	(7)	1.5513
Euros	962	–	962	(3)	(952)	(955)	7	1.3319
Australian dollars	495	–	495	(1,366)	872	(494)	1	1.0170
Japanese yen	434	–	434	(581)	150	(431)	3	0.0123
Hong Kong dollars	96	–	96	(270)	174	(96)	–	0.1280
Polish zloty	79	–	79	–	(79)	(79)	–	0.3361
Czech koruna	70	–	70	–	(70)	(70)	–	0.0532
Brazilian real	53	–	53	–	(52)	(52)	1	0.5994
New Zealand dollars	43	–	43	(158)	115	(43)	–	0.7747
Singapore dollars	41	–	41	–	(42)	(42)	(1)	0.7752
Mexican peso	35	–	35	(45)	8	(37)	(2)	0.0806
Tanzanian schilling	32	–	32	–	(29)	(29)	3	0.0007
Swiss franc	–	–	–	(459)	459	–	–	1.0645
Norwegian krone	–	–	–	(306)	306	–	–	0.1707
Swedish krona	–	–	–	(440)	440	–	–	0.1481

* DI represents derivative instruments. See Note 14.

(in millions of
Canadian dollars)	2009
	Assets			Liabilities			Net foreign	Foreign
							currency	exchange
	Gross	DI*	Net	Gross	DI*	Net	exposure	rate

U.S. dollars	21,888	3,053	24,941	(19,085)	(5,865)	(24,950)	(9)	1.0466
Euros	1,050	–	1,050	(7)	(1,024)	(1,031)	19	1.5000
Swiss franc	–	–	–	(430)	417	(13)	(13)	1.0106
British pounds	956	–	956	(1,850)	896	(954)	2	1.6918
Mexican peso	23	–	23	(82)	57	(25)	(2)	0.0801
Australian dollars	383	–	383	(63)	(321)	(384)	(1)	0.9387
Japanese yen	405	–	405	(711)	307	(404)	1	0.0112
New Zealand dollars	39	–	39	(686)	648	(38)	1	0.7587
Norwegian krone	–	–	–	(322)	321	(1)	(1)	0.1804
Brazilian real	56	–	56	–	(56)	(56)	–	0.6006
Czech koruna	70	–	70	–	(70)	(70)	–	0.0570
Hong Kong dollars	114	–	114	(284)	170	(114)	–	0.1350
Polish zloty	56	–	56	–	(56)	(56)	–	0.3661
Singapore dollars	39	–	39	–	(39)	(39)	–	0.7459
Tanzanian schilling	46	–	46	–	(46)	(46)	–	0.0008
Turkish lira	–	–	–	(53)	53	–	–	0.6986

* DI represents derivative instruments. See Note 14.
Throughout the year, our assets and liabilities were denominated mainly in U.S. dollars, British pounds and Euros.

EDC ANNUAL REPORT 2010	119

CONSOLIDATED FINANCIAL STATEMENTS
Note 24. Fair Value of Financial Instruments

Fair value represents our estimate of the amount of consideration that would be agreed upon to exchange a financial instrument in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act.
As with any estimate, uncertainty is inherent due to the unpredictability of future events. In the case of estimating the fair value of our financial instruments, this uncertainty is magnified due to the large number of assumptions used and the wide range of acceptable valuation techniques. Estimates of fair values are based on market conditions at a certain point in time, and may not be reflective of future market conditions. Therefore, the estimates of the fair value of financial instruments outlined as follows do not necessarily reflect the actual values that may occur should the instruments be exchanged in the market.

(in millions of Canadian dollars)	2010		2009
	Carrying value	Fair value	Carrying value	Fair value

Assets
Performing fixed rate loans	7,918	8,434	7,982	7,268
Performing floating rate loans	16,957	16,147	16,249	15,535

Total performing loans receivable	24,875	24,581	24,231	22,803
Impaired loans (less specific allowance and non-accrued capitalized interest)	231	231	360	360

Loans receivable and accrued interest and fees	25,106	24,812	24,591	23,163

Cash	124	124	52	52
Marketable securities:
Held-for-trading	2,383	2,383	4,629	4,629
Available-for-sale	1,327	1,327	751	751
Equity financing designated as held-for-trading	316	316	196	196
Recoverable insurance claims	92	92	93	93
Derivative instruments	2,010	2,010	1,909	1,909
Liabilities
Accounts payable	168	168	147	147
Loans payable:
Designated as held-for-trading	20,465	20,465	22,139	22,139
Other financial liabilities	2,020	2,144	2,296	2,414
Derivative instruments	200	200	222	222
Loan guarantees	185	185	260	260

The assumptions and valuation techniques that we use to estimate fair values are as follows:
LOANS RECEIVABLE
In order to estimate the fair value of our performing loans receivable (including accrued interest receivable), we separate them into risk pools and calculate the net present value of principal and interest cash flows. The discount rates are obtained from yield curves for each risk pool and are specific to the credit risk and term to maturity associated with each principal and interest cash flow.
The fair value of impaired loans is considered to be equal to their carrying value.

120	DOING BUSINESS WHERE BUSINESS GETS DONE

MARKETABLE SECURITIES
We estimate the fair value of marketable securities using observable market prices. If such prices are not available, we determine the fair value by discounting future cash flows using an appropriate yield curve.
EQUITY FINANCING
Depending on the type of investment, we estimate fair value using one of the following: (i) market-based methodologies, such as the quoted share price or the price of recent investments; (ii) discounted earnings or cash flow approaches; or (iii) liquidation or asset-based methods.
Significant assumptions used in the determination of fair value can include discount or capitalization rate, rate of return and the weighting of forecasted earnings.
LOANS PAYABLE
The fair value of our less complex loans payable is determined using the discounted cash flow method. Forward rates are used to value floating rate cash flows occurring in the future. Cash flows are discounted using the respective currency’s yield curve. Inputs to the models are market observable and may include interest rate yield curves and foreign exchange rates.
For our more complex loans payable which may include optionality, fair value is determined using valuation models when independent market prices are not available. Inputs to these models include option volatilities and correlations in addition to interest rate yield curves and foreign exchange rates.
DERIVATIVE FINANCIAL INSTRUMENTS
Foreign exchange forwards and foreign exchange swaps are valued by discounting the notional amounts using the respective currency’s yield curve and converting the amounts using the spot Canadian dollar exchange rate.
Interest rate and cross currency interest rate swaps are valued using a discounted cash flow method. Forward rates are used to determine floating rate cash flows occurring in the future. Cash flows are discounted using the respective currency’s yield curve. Inputs to the models are market observable and may include interest rate yield curves and foreign exchange rates.
For more complex swaps which may include optionality, including cross currency interest rate swaps, interest rate swaps, non-deliverable forwards and non-deliverable foreign exchange swaps, the fair value is determined using models which are developed from recognized valuation techniques. Inputs to these models include option volatilities and correlations in addition to interest rate yield curves and foreign exchange rates. Credit default swaps are valued with the additional input of market based par credit default swap spreads or by using quoted prices from dealers where appropriate.
The valuations determined using the methodologies described above are adjusted for the credit risk of the counterparty where appropriate.
FINANCIAL INSTRUMENTS WITH BOOK VALUE APPROXIMATING FAIR VALUE
Fair value is assumed to equal book value for accounts payable due to the short-term nature of these instruments. Fair value is also assumed to equal book value for cash, recoverable insurance claims and loan guarantees.

EDC ANNUAL REPORT 2010	121

CONSOLIDATED FINANCIAL STATEMENTS
FAIR VALUE HIERARCHY
The table below presents the fair value hierarchy for those items carried on our balance sheet at fair value. The fair value hierarchy prioritizes the valuation techniques used to determine the fair value of a financial instrument based on whether the inputs to those techniques are observable or unobservable.
▶	Level 1 – fair values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities;

▶
Level 2 – fair values are determined using inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

▶	Level 3 – fair values are determined using inputs for the assets or liabilities that are not based on observable market data (unobservable inputs).

(in millions of Canadian dollars)	2010				2009
	Fair Value				Fair Value
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Assets
Marketable securities:
Held-for-trading	640	1,743	–	2,383	383	4,246	–	4,629
Available-for-sale	1,308	19	–	1,327	732	19	–	751
Equity financing designated as held-for-trading	–	–	316	316	–	–	196	196
Derivative instruments	–	2,010	–	2,010	–	1,909	–	1,909
Liabilities
Loans payable:
Designated as held-for-trading	–	20,465	–	20,465	–	22,139	–	22,139
Derivative instruments	–	200	–	200	–	222	–	222

Changes in valuation methods may result in transfers into or out of levels 1, 2, and 3. In 2010, there were no transfers between levels (2009 – none).
The following table summarizes the changes in Level 3 fair values for equity financing designated as held-for-trading.

(in millions of Canadian dollars)	2010	2009

Balance at beginning of year	196	150
Total realized/unrealized gains (losses) included in income	24	–
Purchases	117	78
Return of capital	(10)	(16)
Foreign exchange translation	(11)	(16)

Balance at end of year	$316	$196

Total gains or losses for the year included in net income for instruments held at the end of the year	$ 24	$ –

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Where appropriate, a sensitivity analysis was performed using reasonably possible alternative assumptions to recalculate the fair value of our Level 3 financial instruments, which consist solely of our equity portfolio investments. This portfolio includes both fund investments and direct investments. The fair value of these investments is determined using valuation techniques which utilize various inputs not observable in the market. The fair value of our fund investments is based on the audited financial statements of the fund, therefore a sensitivity analysis is not possible given that the assumptions underlying the fair values are not available to us. Consistent with 2009, the results of the sensitivity analysis performed on our direct investments was not significant to our financial results.
Note 25. Financial Instrument Risks

The principal risks that we are exposed to as a result of holding financial instruments, are credit, market and liquidity risk.
CREDIT RISK
Credit risk is the risk of loss incurred if a counterparty fails to meet its financial commitments. We are exposed to credit risk on financial instruments under both our lending program and our treasury activities. Our objectives, policies and processes for managing credit risk as well as the methods we use to measure this risk are disclosed in the notes related to our derivative financial instruments and debt instruments, as well as in the text and tables displayed in a green font in management’s discussion and analysis on pages 69 to 71 of this annual report.
CONCENTRATION OF CREDIT RISK
Concentration of credit risk exposure exists when a number of counterparties operate in the same geographical market or industry, or engage in similar activities. Changes in economic or political conditions may affect their ability to meet obligations in a similar manner. We have limits in place to ensure that our exposure is not overly concentrated in any one country, industry or counterparty. Exposure in excess of these limits requires approval of our Board of Directors.
The following table provides a breakdown, by the country in which the risk resides, of the maximum gross exposure to credit risk of financial instruments:

				Investments
(in millions of	Gross loans	Loan	Equity	and derivative	2010		2009
Canadian dollars)	receivable	guarantees	financing	instruments	Exposure		Exposure
Country					$	%	$	%

United States	9,901	909	12	2,946	13,768	39	14,481	38
Canada	2,793	968	118	2,249	6,128	17	9,032	24
Mexico	1,564	114	20	–	1,698	5	1,483	4
India	1,468	6	48	–	1,522	4	1,271	3
United Kingdom	895	–	27	165	1,087	3	953	3
Chile	1,010	2	–	–	1,012	3	924	2
Brazil	926	43	1	–	970	3	869	2
Qatar	680	–	–	–	680	2	622	2
United Arab Emirates	573	5	–	–	578	1	608	2
Australia	527	2	–	–	529	1	380	1
Other	6,687	498	90	484	7,759	22	7,295	19

Total	$27,024	$2,547	$316	$5,844	$35,731	100	$37,918	100

EDC ANNUAL REPORT 2010	123

CONSOLIDATED FINANCIAL STATEMENTS
The concentration of credit risk by industry sector for our financial instruments is as follows:

				Investments
(in millions of	Gross loans	Loan	Equity	and derivative	2010		2009
Canadian dollars)	receivable	guarantees	financing	instruments	Exposure		Exposure
Industry					$	%	$	%

Commercial:
Aerospace	8,876	117	–	–	8,993	25	8,778	23
Infrastructure and environment*	3,066	358	6	2,914	6,344	18	8,396	22
Extractive	5,721	187	8	–	5,916	17	5,019	13
Surface transportation	3,770	1,020	–	20	4,810	13	6,115	16
Information and communication technology	3,356	170	25	–	3,551	10	3,944	11
Other	842	520	277	115	1,754	5	1,026	3

Total commercial	25,631	2,372	316	3,049	31,368	88	33,278	88
Sovereign	1,393	175	–	2,795	4,363	12	4,640	12

Total	$27,024	$2,547	$316	$5,844	$35,731	100	$37,918	100

* Includes financial institution exposure
MARKET RISK
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: foreign exchange risk, interest rate risk, and other price risk. We are exposed to potential negative impacts on the value of financial instruments resulting from adverse movements in interest and foreign exchange rates. We have policies and procedures in place to ensure that interest rate and foreign exchange risks are identified, measured, managed and regularly reported to management and the Board of Directors.
INTEREST RATE RISK
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. We are exposed to potential adverse impacts on the value of financial instruments resulting from differences in the maturities or repricing dates of assets and liabilities both on and off balance sheet, as well as from embedded optionality in those assets and liabilities.
FOREIGN EXCHANGE RISK
Foreign exchange risk is the potential adverse impact on the value of financial instruments resulting from exchange rate movements. We are exposed to foreign exchange rate risk when there is a mismatch between assets and liabilities in any currency.
Our objectives, policies and processes for managing market risk as well as a sensitivity analysis for our exposure to both interest rate and foreign exchange risk is disclosed in the text and tables displayed in a green font in management’s discussion and analysis on pages 71 to 72 of this annual report.
LIQUIDITY RISK
Liquidity risk is the risk that we would be unable to honour daily cash commitments or the risk that we would have to obtain funds rapidly, possibly at an excessively high premium during severe market conditions. We maintain liquidity through a variety of methods such as holding cash and marketable securities and having access to commercial paper markets.
Our objectives, policies and processes for managing liquidity risk as well as the methods we use to measure this risk is disclosed in the text and tables displayed in a green font in management’s discussion and analysis on page 73 of this annual report.

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Note 26. Variable Interest Entities

A variable interest entity (VIE) is an entity in which the total equity investment at risk is not sufficient to finance its activities without additional subordinated financial support or where the holders of the equity at risk lack the characteristics of a controlling financial interest. We identify VIEs in which we have an interest and determine whether we are the primary beneficiary of the VIE and if so, consolidate the VIE under Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15). The primary beneficiary is the enterprise that absorbs or receives the majority of the VIE’s expected losses or gains, or both. AcG-15 also requires specific disclosure for VIEs that are not consolidated but in which the entity has a significant variable interest.
We have identified VIEs for which we are the primary beneficiary and have consolidated these entities. In the 2005 to 2010 timeframe, we foreclosed on a number of aircraft loans and as a result, various aircraft for which we were a secured lender, were returned to us. These aircraft were placed into trusts designated as VIEs for which we are the primary beneficiary. These trusts have therefore been consolidated and have total assets of approximately $286 million at the end of December 2010 (2009 – $420 million) and are included in equipment available for lease, net investment in capital leases, and assets held-for-sale. Assets held-for-sale are included in other assets. EDC has limited control over the trusts’ assets for some of these trusts. Control lies with the trustee and EDC, as sole beneficiary, can only take direct control and possession of the assets through the collapse of the trust. The trusts for which EDC has limited control have aircraft totalling $36 million (2009 – $46 million).
We also have significant interests in VIEs where we are not considered the primary beneficiary. These VIEs include secured leveraged lease financing transactions in the aerospace and rail transportation industries in which we have lent funds through special purpose entities and in some cases provided guarantees to the equity holders of these entities. These VIEs had assets of approximately $5,485 million at the end of December 2010 (2009 – $5,507 million). The VIEs in the rail transportation industry were created in the 1999 to 2010 timeframe, while the VIEs in the aerospace industry were created in the 1995 to 2010 timeframe.
Our maximum exposure to loss as a result of involvement with non-consolidated VIEs was approximately $3,669 million at the end of December 2010 (2009 – $3,625 million). Of this amount, $3,202 million (2009 – $3,131 million) relates to the net loans receivable (gross loans receivable less the total allowance for loan losses) and $467 million (2009 – $494 million) relates to the guarantees provided to the equity holders.
Note 27. Loan Revenue

(in millions of Canadian dollars)	2010	2009

Loan interest – floating rate	440	563
Loan interest – fixed rate	460	561
Amortization of performing non-accrued
capitalized interest	5	6
Impaired revenue	15	59
Loan fee revenue	80	124
Other loan revenue	6	8

Total loan revenue	$1,006	$1,321

Note 28. Investment Revenue

(in millions of Canadian dollars)	2010	2009

Held-for-trading instruments
Short-term	5	11
Long-term fixed	15	11
Available-for-sale instruments
Long-term fixed	28	18
Other	–	1

Total investment revenue	$48	$41

EDC ANNUAL REPORT 2010	125

CONSOLIDATED FINANCIAL STATEMENTS
Note 29. Interest Expense

(in millions of Canadian dollars)	2010	2009

Designated as held-for-trading instruments
Short-term debt	28	37
Long-term debt – floating	41	237
Long-term debt – fixed	(15)	(1)
Other financial liabilities
Long-term debt – fixed	82	93
Other	11	15

Total interest expense	$147	$381

Note 30. Leasing and Financing Related Expenses

(in millions of Canadian dollars)	2010	2009

Maintenance and technical costs	23	35
Depreciation	22	20
Other	14	13

Total leasing and financing related expenses	$59	$68

Note 31. Provision for (Reversal of) Credit Losses

(in millions of Canadian dollars)	2010	2009

Provision for (reversal of) losses on loans	(243)	402
Provision for (reversal of) losses on loan commitments	(350)	1
Provision for (reversal of) losses on loan guarantees	(65)	28

Provision for (reversal of) credit losses	$(658)	$431

Note 32. Claims-Related Expenses

(in millions of Canadian dollars)	2010	2009

Claims paid	126	258
Claims recovered	(36)	(20)
Actuarial increase/(decrease) in the net allowance for claims on insurance	(84)	34
Reinsurer’s share of claims paid	(3)	–
Increase in recoverable insurance claims	(4)	(60)
Claims handling expenses	2	4

Total claims-related expenses	$1	$216

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Note 33. Other Expenses

(in millions of Canadian dollars)	2010	2009

Net realized and unrealized gains on loans payable designated as held-for-trading	180	85
Realized and unrealized losses on derivatives	(128)	(258)
Foreign exchange translation gain	41	113
Net realized and unrealized gains (losses) on held-for-trading marketable securities	12	(6)
Net realized gains on available-for-sale marketable securities	8	1
Impairment loss on equipment available for lease(1)	(131)	(3)
Net realized and unrealized gains on equity investments(2)	24	–
Other	(9)	(5)

Total other expenses	$(3)	$(73)

(1) See Note 9
(2) See Note 7
We have designated the majority of our long-term bonds as held-for-trading in order to obtain the same accounting treatment as their related derivatives. In general, these derivatives are entered into to manage interest and foreign exchange rate risk on the related bonds. At the end of December 2010, realized and unrealized gains on loans payable designated as held-for-trading totalled $180 million (2009 – $85 million) and the realized and unrealized losses on the derivatives associated with the loans payable totalled $128 million (2009 – $258 million). In accordance with Canadian generally accepted accounting principles, our debt is valued on the basis of our credit rating (AAA) while the related derivatives are valued based on curves that reflect the credit risk of the resulting exposure. During 2010, there was less volatility in the curves and the impact of our debt and derivatives being valued using different curves was less pronounced. The net gain in 2010 is mainly due to the fact that a significant portion of the portfolio, trading at a premium at the beginning of the year, matured or migrated closer to maturity during the year. As the instruments move toward maturity their value approaches par so that the unrealized gains and losses experienced over the life of the instrument net to zero at maturity.
We recognized a foreign exchange translation gain of $41 million in 2010 (2009 – gain of $113 million). Included in this amount is a gain on the financial instruments funding our available-for-sale marketable securities. In accordance with the accounting standards for financial instruments, the foreign exchange loss of $36 million (2009 – $108 million loss) associated with these available-for-sale securities was recognized in other comprehensive loss.
Note 34. Employee Future Benefits

PENSION PLANS
Effective April 24, 2000, we established pension benefit plans for our employees, the Pension Plan for Employees of EDC (the “Registered Pension Plan”) and the Supplementary Retirement Plan for Certain Employees of EDC (the “Supplementary Retirement Plan”) (collectively the “Pension Plans”). The Pension Plans are defined benefit plans, providing benefits to retirees based on years of service and the best five consecutive years’ average salary of the employees. Upon retirement, the benefits are fully indexed to inflation. All permanent employees are members of the Registered Pension Plan, however, employees can choose a non-contributory option, with related lower pension benefits.
Upon the establishment of the Pension Plans, employees made an election to transfer their benefits from the Public Service Superannuation Fund. The related obligation and the assets to fund the Pension Plans that were transferred from the Government of Canada are included in the obligation and assets shown in the following table.
The purpose of the Supplementary Retirement Plan is to supplement benefits to those of its members whose benefits and/or contributions under the Registered Pension Plan are affected by Income Tax Act maximums. It does so by increasing their benefits to the level which would be payable under the Registered Pension Plan if these maximums did not apply.
Our appointed actuaries measure the accrued benefit obligations and the fair value of the plans’ assets for accounting purposes as at December 31 of each year. The most recent funding valuation for the Registered Pension Plan was as at December 31, 2009. The next required valuation, to be completed in 2011, will be as at December 31, 2010. For the Supplementary Plan, an annual funding valuation is prepared as at December 31 each year. The discount rate used to determine the accrued benefit obligations was 5.50% for 2010 (2009 – 6.25%) based on market rates for long-term high-quality Canadian corporate bonds.
For 2010 the average remaining service period of the active employees covered by the Pension Plans was 11 years (2009 – 11 years).
EDC ANNUAL REPORT 2010               127

CONSOLIDATED FINANCIAL STATEMENTS
OTHER BENEFIT PLANS
We maintain a retiring allowance program and provide certain life insurance, health and dental care benefits to retired employees. These plans are unfunded and costs are accrued based on actuarial calculations.
For 2010 the average remaining service period of the active employees covered by the other benefit plans was 13 years (2009 – 13 years).
FINANCIAL POSITION OF EMPLOYEE BENEFIT PLANS

(in millions of Canadian dollars)	2010			2009
	Registered	Supplementary	Other	Registered	Supplementary	Other
	Pension	Retirement	Benefit	Pension	Retirement	Benefit
	Plan	Plan	Plans	Plan	Plan	Plans

Accrued benefit obligation:
Obligation beginning of year	377	27	81	286	17	71
Current service costs	20	1	5	15	1	4
Interest cost on benefit obligation	24	2	5	21	1	5
Actuarial loss	59	5	14	65	9	3
Benefits paid	(9)	–	(2)	(10)	(1)	(2)

Accrued benefit obligation at end of year	471	35	103	377	27	81

Fair value of plan assets:
Fair value at beginning of year	336	44	–	264	42	–
Actual return on plan assets	30	2	–	43	3	–
Employer contributions	33	–	2	34	–	2
Employee contributions	6	–	–	5	–	–
Benefits paid	(9)	–	(2)	(10)	(1)	(2)

Fair value at end of year	396	46	–	336	44	–

Funded status – plan (deficit) surplus	(75)	11	(103)	(41)	17	(81)
Unamortized net actuarial loss (gain)	149	(1)	12	100	(5)	(2)
Unamortized transitional obligation	–	–	4	–	–	5

Accrued benefit asset (liability)	$74	$10	$(87)	$59	$12	$(78)

The unamortized net actuarial loss in our Registered Pension Plan was $149 million (2009 - $100 million) which exceeded 10% (2009 – 10%) of the accrued benefit obligation by $102 million (2009 - $62 million) at the end of December 2010. Using the corridor method, the excess amount is being amortized on a straight-line basis to pension expense over the expected average remaining service period of active employees. The amortization of accumulated net actuarial gains or losses are primarily affected by the discount rate used to estimate benefit obligations and by the difference between future investment results and the expected return on plan assets. Refer to page 77 for the impact of our transition to IFRS.
The accrued benefit asset (liability) is included on our balance sheet in accounts payable and other credits.

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ASSET MIX
Plan assets are invested in debt securities, equity securities, and real estate investments with a nominal amount held in cash and Canadian short-term notes. For the Registered Pension Plan, the target allocation percentages are 30% (2009 – 30%) in debt securities, 55% (2009 – 55%) in equity securities and 15% (2009 – 15%) in real estate. The actual percentages at the end of December 2010 were 29% in debt securities, 57% in equity securities (2009 – 32% and 54%) and 13% (2009 – 11%) in real estate. There is also a nominal investment in Canadian short-term notes. For the Supplementary Retirement Plan, the target is 100% in equity securities, net of the cash in a refundable tax account as prescribed by Canada Revenue Agency. This resulted in actual percentages of 52% in cash and 48% in equity securities at the end of 2010 (2009 – 55% and 45%).
DEFINED BENEFIT EXPENSE

(in millions of Canadian dollars)	2010			2009
	Registered	Supplementary	Other	Registered	Supplementary	Other
	Pension	Retirement	Benefit	Pension	Retirement	Benefit
	Plan	Plan	Plans	Plan	Plan	Plans

Current service costs (net of employee contributions)	14	1	5	10	1	4
Interest cost on benefit obligation	24	2	5	21	1	5
Actual return on plan assets	(30)	(2)	–	(43)	(3)	–
Actuarial loss	59	5	14	65	9	3

Benefit costs before adjustments to recognize the long-term nature of employee future benefit costs	67	6	24	53	8	12

Adjustments:
Difference between expected return and actual return on plan assets	4	–	–	21	1	–
Difference between actuarial loss recognized for the year and actual actuarial loss on accrued benefit obligation for the year	(53)	(5)	(14)	(62)	(10)	(3)
Amortization of transitional obligation	–	–	1	–	–	1

Total expense	$18	$1	$11	$12	$(1)	$10

EDC ANNUAL REPORT 2010               129

CONSOLIDATED FINANCIAL STATEMENTS
TOTAL CASH PAYMENTS
Total cash payments for employee future benefits in 2010 totalled $35 million (2009 – $36 million). The payments consisted of cash contributions to the Pension Plans and payments paid directly to beneficiaries for the unfunded Other Benefit plans. Included in total cash payments in 2010 was $18 million (2009 – $23 million) in additional contributions to the Registered Pension Plan in relation to a plan deficit identified as a result of the funding valuations for 2005 through 2009.
ASSUMPTIONS

	2010			2009
	Registered	Supplementary	Other	Registered	Supplementary	Other
	Pension	Retirement	Benefit	Pension	Retirement	Benefit
(Weighted average)	Plan	Plan	Plans	Plan	Plan	Plans

Accrued benefit obligation:
Discount rate	5.50%	5.50%	5.50%	6.25%	6.25%	6.25%
Rate of compensation increase	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit
Benefit costs:
Expected long-term rate of return on assets	7.50%	3.75%	n/a	7.50%	3.75%	n/a
Discount rate on projected benefit obligation	6.25%	6.25%	6.25%	7.00%	7.00%	7.00%
Inflation	2.25%	2.25%	n/a	2.25%	2.25%	n/a
Rate of compensation increase	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit	Inflation + productivity + merit

The annual rate of increase for covered medical care benefits is assumed to be 8.5% for 2010 (2009 – 8.3%). This rate is projected to trend down over seven years to an ultimate rate of 4.5% for 2017 (2009 – 4.0% for 2014) and subsequent years. For dental care, the trend rate used was 4.5% (2009 – 4.0%).
A one percentage point increase in assumed health care cost trends would have increased the service and interest costs by $1.8 million (2009 – $1.6 million) and the obligation by $20.0 million (2009 – $12.9 million). A one percentage point decrease in assumed health care cost trends would have decreased the service and interest costs by $1.3 million (2009 – $1.2 million) and the obligation by $15.1 million (2009 – $10.0 million).
Note 35. Related Party Transactions

We enter into transactions with other government departments, agencies and Crown corporations in the normal course of business, under terms and conditions similar to those that apply to unrelated parties. The following disclosure is in addition to the related party disclosure provided elsewhere in these financial statements. All material related party transactions are either disclosed below or in the relevant notes. These transactions are measured at their exchange amounts.
CANADA ACCOUNT ADMINISTRATIVE EXPENSE RECOVERY
As described in Note 36, we enter into certain financial and contingent liability transactions on behalf of the Government of Canada, known as “Canada Account” transactions. We are compensated for expenses and overhead relating to Canada Account activities. In 2010, we retained $7 million (2009 – $6 million) from Canada Account receipts and recoveries for these expenses and overhead. These amounts are netted against administrative expenses on the income statement.
SUBSIDIARY CONTINGENT LIABILITY
Our consolidated contingent liabilities include $21 million (2009 – $37 million) which represents the potential claim that the Canada Account could make against the two entities in which our subsidiary Exinvest has an ownership interest. These two entities were established for the purposes of financing the sale of regional jet aircraft. There is a Tripartite Indemnity Agreement in place between these two entities and the Canada Account related to guarantees that the Canada Account provided to third parties.

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DEBT RELIEF
When sovereign borrowers experience financial difficulties and are unable to meet their debt obligations, sovereign creditors, including the Government of Canada, agree at an international forum, the Paris Club, to formally reschedule the borrower’s debt obligations. From time to time and on a case-by-case basis, the most heavily indebted sovereign borrowers are granted debt reduction or debt service relief by the Government of Canada. The granting of debt reduction or relief by the Paris Club is contingent upon the sovereign borrower’s ability to implement and maintain economic programs outlined by the International Monetary Fund.
Prior to April 2001, the Government of Canada has reimbursed to us an amount equal to the debt relief granted by the Government of Canada to our sovereign borrowers. The formula for calculating the amount to be paid to us was amended effective April 1, 2001 in two ways. Firstly, for new loans issued by us after March 31, 2001 to sovereign borrowers which were on the Paris Club debt relief list as at April 1, 2001, the Government of Canada has no obligation to compensate us for further debt relief granted to such borrowers. Secondly, for any debt reduction for new loans resulting from unilateral debt relief measures or new debt reduction for obligations contracted prior to April 1, 2001, we will share in the costs of debt forgiveness to the amount of our appropriate specific allowances on the loans.
Amounts received for debt relief arrangements on sovereign impaired loans are credited to the book value of the loans similar to the treatment accorded to other receipts on impaired loans. To the extent that amounts received exceed the book value of the loans as a result of non-accrued capitalized interest, debt relief income is recorded, and any provisions are returned to income.
During the year, we received in total $25 million (2009 – $49 million) pursuant to debt relief arrangements for Ivory Coast and Congo, all of which represented the non-accrued capitalized interest associated with these loans and was recognized as debt relief income on the income statement.
Note 36. Canada Account Transactions

Pursuant to the Act, the Minister, with the concurrence of the Minister of Finance, may authorize us to undertake certain financial and contingent liability transactions on behalf of the Government of Canada. These transactions and the legislative authorities that underlie them have come to be known collectively as “Canada Account”. Accounts for these transactions are maintained separately from our accounts and are consolidated annually as at March 31 with the financial statements of the Government of Canada, which are reported upon separately by the Government and audited by the Auditor General of Canada. The assets under Canada Account, mainly loans receivable and accrued interest and fees recorded in accordance with the accounting policies and practices of the Government of Canada, amounted to $5,055 million at the end of December 2010 (2009 – $6,321 million).
The Act allows Canada Account to have outstanding loans and commitments to borrowers, and arrangements giving rise to contingent liabilities under contracts of insurance and other agreements up to a maximum of $20 billion. The position against this limit at December 31, determined in accordance with the requirements of the Act, was $5.5 billion (2009 – $7.0 billion). The position against the statutory limit increases accordingly as we sign each new obligation that has the effect of extending credit or giving rise to a contingent liability. The decrease from 2009 is due to a loan prepayment in the automotive industry, foreign exchange translation, normal repayments and a lower activity level during the year.
At the end of December 2010, there was one Ministerial Authorization outstanding for $25 million (2009 – one for $25 million). Canada Account transactions must be approved by the Minister with the concurrence of the Minister of Finance. EDC’s Board of Directors’ oversight responsibility for administration of Canada Account transactions is satisfied by means of reviewing and/or approving the policies, processes and reporting EDC has in place.
Note 37. Reclassification of Comparative Figures

Certain 2009 comparative figures have been reclassified to conform to the presentation adopted in 2010.
EDC ANNUAL REPORT 2010               131